SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

Hot Topic, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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18305 E. San Jose Avenue

City of Industry, California 91748

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 7, 2011

Dear Shareholder,

You are invited to attend the 2011 Annual Meeting of Shareholders (“Annual Meeting”) of Hot Topic, Inc., a California corporation. The meeting will be held on Tuesday, June 7, 2011, at 8:30 a.m. local time at our headquarters located at 18305 E. San Jose Avenue, City of Industry, California 91748 for the following purposes:

1.	To elect the eight nominees for director named in the accompanying proxy statement to hold office until our 2012 Annual Meeting of Shareholders;

2.	To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent auditors for the fiscal year ending January 28, 2012;

3.	To reapprove the Internal Revenue Code Section 162(m) performance criteria of our 2006 Equity Incentive Plan, so that performance-based compensation paid thereunder will continue to be deductible by the Company for federal income tax purposes;

4.	To approve, on a non-binding and advisory basis, the compensation of our named executive officers;

5.	To approve, on a non-binding and advisory basis, the frequency of advisory votes by shareholders on the compensation of our named executive officers; and

6.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the Annual Meeting is April 18, 2011. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 7, 2011, at 18305 E. San Jose Avenue, City of Industry, California 91748

Our proxy statement and annual report to shareholders are available at:

http://www.hottopic.com/2011annualreports

The Board of Directors recommends that you vote for proposals 1, 2, 3 and 4 and for every “1 Year” for proposal 5 identified above.

By Order of the Board of Directors

/s/ James McGinty

James McGinty

Secretary

City of Industry, California

April 28, 2011

You are invited to attend the Annual Meeting in person. Whether or not you expect to attend in person, it is important that your shares be represented. We have provided instructions on the alternative voting methods in the accompanying proxy statement. Please vote as soon as possible. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Annual Meeting you must request and obtain a proxy issued in your name from them. If you plan to attend the Annual Meeting, we request that you (though you are not required to) call in advance and notify James McGinty at (626) 839-4681.

18305 E. San Jose Avenue

City of Industry, California 91748

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 7, 2011

We provided you this proxy statement, the accompanying proxy card and Annual Report on 10-K (or made those documents available to you on the Internet) because the Board of Directors of Hot Topic, Inc. (our “Company”) is soliciting your proxy to vote at our 2011 Annual Meeting of Shareholders (our “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares.

We began mailing this proxy statement on April 28, 2011.

QUESTIONS AND ANSWERS

What if I received a Notice Regarding the Availability of Proxy Materials?

If you received a Notice Regarding the Availability of Proxy Materials (“Notice”) by mail you will not receive printed copies of the proxy materials unless you request them. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive printed copies of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Who can vote at the Annual Meeting?

Only shareholders of record at the close of business on April 18, 2011, the record date for the Annual Meeting (the “Record Date”), will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 44,778,375 shares of our common stock outstanding and entitled to vote.

What am I voting on?

There are five matters scheduled for a vote at the Annual Meeting:

•	Proposal 1: The election of the eight nominees for director named herein to hold office until our 2012 Annual Meeting of Shareholders;

•	Proposal 2: The ratification of the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent auditors for the fiscal year ending January 28, 2012;

•

Proposal 3: The reapproval of the Internal Revenue Code Section 162(m) performance criteria of our 2006 Equity Incentive Plan, so that performance-based compensation paid thereunder will continue to be deductible by the Company for federal income tax purposes;

•	Proposal 4: The approval, on a non-binding and advisory basis, the compensation of our named executive officers; and

•	Proposal 5: The approval, on a non-binding and advisory basis, the frequency of advisory votes by shareholders on the compensation of our named executive officers.

How do I vote?

For the election of directors, you may either vote “For” all the nominees or you may “Withhold” your vote for any nominee you specify. For Proposals 2, 3 and 4, you may vote “For” or “Against” or abstain from voting. For

Proposal 5 you may vote for either every “1 Year”, “2 Years”, “3 Years” or abstain from voting. The procedures for voting are as follows:

Record holders. If you are a shareholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the proxy card and return it using the pre-paid envelope we enclosed with the proxy card we sent. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Hot Topic Shares held in “Street Name.” If you are a beneficial owner of shares held by your broker, bank or agent and you received a printed copy of these proxy materials by mail, you should have received a proxy card and voting instructions with these materials from the organization that is the record owner of your shares. You may complete and mail that proxy card or you may vote over the Internet as instructed by that organization. If you are a beneficial owner of shares held by your broker, bank or other agent and you received a Notice by mail, you should follow the instructions included in the Notice. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent.

If you vote by proxy, your proxy must be received according to the instructions by 11:59 p.m. Eastern Time on June 6, 2011, to be counted.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a proxy card or vote by Internet but do not make specific choices?

If you return a signed and dated proxy card or complete the procedures to vote over the Internet but do not specify how you want to vote your shares, your shares will be voted “For” the election of all eight nominees for director named herein; “For” the ratification of Ernst & Young LLP as our independent auditors; “For” the proposal to reapprove the Internal Revenue Code Section 162(m) performance criteria of our 2006 Equity Incentive Plan, so that performance-based compensation paid thereunder will continue to be deductible by the Company for federal income tax purposes; “For” the proposal regarding an advisory vote on the compensation of our named executive officers; and for every “1 Year” for the proposal regarding an advisory vote on the frequency of the advisory votes by shareholders on the compensation of our named executive officers. If any other matter is properly presented at the Annual Meeting, one of the individuals named on your proxy card as your proxy will vote your shares using their best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, over the Internet or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We also may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What if I received only one set of proxy materials?

The SEC permits companies and intermediaries (e.g., brokers, banks and other agents) to satisfy the delivery requirements for these materials using “householding” by which two or more shareholders residing at a single residence receive a single set of the proxy materials addressed to those shareholders. This process is potentially more convenient for shareholders, efficient for companies and environmentally friendly. If you do not wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank or other agent and send a written request for a separate proxy statement and annual report to James McGinty at Hot Topic, Inc., 18305 E. San Jose Avenue, City of Industry, California 91748, or call him at (626) 839-4681. Shareholders of record may contact Mr. McGinty to request “householding.” Shareholders whose shares are held by their broker, bank or other agent may request “householding” by contacting their broker, bank or other agent.

What does it mean if I receive more than one Notice or proxy card?

If you receive more than one Notice or proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each Notice and proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the applicable vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	If you received a printed copy, you may submit another properly completed proxy with a later date,

•	You may send a written notice that you are revoking your proxy to our Secretary at 18305 E. San Jose Avenue, City of Industry, California 91748, or

•	You may attend the Annual Meeting and vote in person (however, simply attending the Annual Meeting will not, by itself, revoke your proxy).

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are shareholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, a shareholder proposal must be submitted in writing by December 30, 2011, to our Secretary at 18305 E. San Jose Avenue, City of Industry, California 91748. If you wish to submit a proposal that is not to be included in next year’s proxy materials, your proposal generally must be submitted in writing to the same address no later than February 8, 2012. Please review our Amended and Restated Bylaws which contain additional requirements regarding advance notice of shareholder proposals.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to the proposal regarding frequency of shareholder advisory votes to approve executive compensation, votes for frequencies of one year, two years or three years, abstentions and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. We define a “broker non-vote” as occurring when a broker, bank or other agent holding shares for a beneficial owner does not vote on a particular proposal despite voting on at least one other proposal. Abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What is the quorum requirement?

As of the Record Date, we had 44,778,375 shares outstanding and entitled to vote. The presence of a majority of these shares, either in person or by proxy, is needed to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

How many votes are needed to approve each proposal?

•

For Proposal 1, the election of directors, the eight nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

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Each of the other matters requires a “For” vote of a majority of outstanding shares present and entitled to vote either in person or by proxy with the exception of Proposal 5, for which the frequency receiving the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting will be considered the frequency preferred by the shareholders. Abstentions and broker non-votes will have no effect.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K filed within four business days following our Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors (our “Board”) currently consists of eight directors: Steven Becker, Evelyn D’An, Matthew Drapkin, Lisa Harper, W. Scott Hedrick, Bruce Quinnell, Andrew Schuon and Thomas Vellios. Our Board has nominated each of the current eight directors for election at the Annual Meeting to hold office until our next annual meeting of shareholders, until his or her successor is duly elected and qualified, or until the director’s death, resignation or removal. Each of the nominees for director, except for Messrs. Becker and Drapkin, is currently a director of the Company who was previously elected by the shareholders. Messrs. Becker and Drapkin were recommended for election to the Board by certain of our shareholders with whom the Company entered into an agreement in September 2010, pursuant to which Messrs. Becker and Drapkin were appointed to the Board in October 2010.

The eight nominees receiving the highest number of “For” votes by the shares entitled to be voted will be elected. If no contrary indication is made, shares represented by executed proxies will be voted “For” the election of the eight nominees named below or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board. Each nominee has consented to being named as a nominee in this proxy statement and to serve as a director if elected, subject to the terms of our Policy on Majority Votes in Director Elections which is described in this proxy statement, and we have no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED BELOW.

Nominees

The following sets forth biographical information as of March 30, 2011, for each nominee for director, as well as a description of the particular attributes, experience and skills that led our Board to conclude that each person should serve as a director of our Company.

Name	Age	Position
Steven Becker	44	Director
Evelyn D’An	49	Director
Matthew Drapkin	38	Director
Lisa Harper	51	Chief Executive Officer and Director
W. Scott Hedrick	65	Director
Bruce Quinnell	62	Chairman of the Board
Andrew Schuon	46	Director
Thomas Vellios	56	Director

Steve Becker has served on our Board since October 2010. Since 2004, Mr. Becker has served as Managing Partner and founder of Becker Drapkin Management (previously known as Greenway Capital), a Dallas-based small cap investment fund. From 1997 to 2004, Mr. Becker was a partner at Special Situations Funds, a New York City-based asset manager. Prior to joining Special Situations Funds, Mr. Becker was a part of the distressed debt and leveraged equities research team at Bankers Trust Securities. He began his career at Manley Fuller Asset Management in New York as a small cap analyst. Mr. Becker currently serves on the board of directors of SDIX, Inc., a publicly-traded life sciences company. He previously served on the board of directors of Plato Learning, Inc., a publicly-traded educational software company, until it was acquired in May 2010. Mr. Becker received a B.A. from Middlebury College and a J.D. from the University of Florida. With his extensive financial experience, in both public and private companies, Mr. Becker provides our Board with valuable expertise in corporate finance, strategic planning and corporate governance.

Evelyn D’An has served on our Board since June 2007. In November 2010, Ms. D’An joined Brightstar Corp., a privately-held company specializing in services and solutions for the wireless telecommunications industry, as their Senior Vice President of Finance and Accounting. Since 2004, she has served as President and founder of D’An Financial Services, Inc., an integrated business consulting and financial services firm. From April 2005 through February 2010, Ms. D’An served as a director and Chair of the Audit Committee of Alico, Inc., a publicly-traded land management company operating in Central and Southwest Florida. From 1998 to 2004, Ms. D’An was an audit and advisory partner at Ernst & Young LLP. Ms. D’An is a certified public accountant. With her professional certification and experience, Ms. D’An provides our Board with valuable accounting, auditing, financial and business expertise.

Matthew Drapkin has served on our Board since October 2010. Since 2009, Mr. Drapkin has been a partner at Becker Drapkin Management, a Dallas-based small cap investment fund. From March 2008 to October 2009, he served as head of research, special situations and private equity at ENSO Capital, a New York-based, hedge fund, and from January 2003 to March 2008, Mr. Drapkin worked at MacAndrews & Forbes, a private investment firm, as the Senior Vice President, Corporate Development. Prior to January 2003, Mr. Drapkin was the general manager of several Condé Naste internet sites and an investment banker at Goldman Sachs. Mr. Drapkin currently serves on the board of directors of Glu Mobile, Inc., a publicly-traded publisher of mobile games. He previously served on the board of directors of Plato Learning until its acquisition in May 2010 and on the board of directors of Alloy, Inc., a publicly-traded media and marketing company, until its merger in November 2010. Mr. Drapkin also serves on the Columbia Law School Board of Visitors. He has an M.B.A., Finance from Columbia University School of Business, a J.D. from Columbia University School of Law and a B.A. in American History from Princeton University. With his extensive financial experience in both public and private companies, Mr. Drapkin provides our Board with valuable expertise in corporate finance, strategic planning and corporate governance.

Lisa Harper has served on our Board since June 2008 and as our Chief Executive Officer since March 2011. From February 2001 until her retirement in July 2006, she served in various capacities with The Gymboree Corporation, a publicly-traded corporation operating a chain of specialty retail stores for children and women. Her roles at Gymboree were as follows: Chairman of the Board of Directors, from June 2002 to July 2006; Chief Creative Officer, from January 2006 to July 2006; Vice Chairman of the Board of Directors, from February 2001 to June 2002; and Chief Executive Officer, from February 2001 to January 2006. Ms. Harper served as a director of Longs Drug Stores Corporation from February 2006 to May 2008. Since 2008, Ms. Harper has developed and operated a hotel in Mexico. With her retail knowledge and background, Ms. Harper provides our Board with valuable leadership, management and merchandising expertise.

W. Scott Hedrick has served on our Board since January 2002. Since 1979, Mr. Hedrick has served as founder and General Partner of InterWest Partners, a venture capital fund. Since April 1991, Mr. Hedrick has served as a director of Office Depot, Inc., a publicly-traded consumer products company. From November 1986 until April 1991, he served as a director of The Office Club, Inc., which was acquired by Office Depot, Inc. in April 1991. Since December 2006, he has served as director of the American Funds Target Date Retirement Series Inc. and American Funds Insurance Series Inc. Mr. Hedrick also serves as a director of a privately-held company. Mr. Hedrick brings to our Board an extensive background as an investor in retail and consumer product companies and, as a long-standing member of our Board, a deep knowledge of our current operations and historical development. With his knowledge and experience investing in and managing retail companies, Mr. Hedrick provides us with valuable leadership perspective, including expertise in the evaluation of assets and business opportunities.

Bruce Quinnell has served on our Board since September 1998 and as Chairman of the Board since August 2002. From April 1999 to February 2002, Mr. Quinnell was Vice Chairman of Borders Group, Inc. From January 1997 to April 1999, Mr. Quinnell was President and Chief Operating Officer of Borders Group, Inc. Mr. Quinnell has served as a director of Tuesday Morning Corporation, a publicly-traded corporation operating a chain of retail stores selling discount and closeout home furnishing and gifts, since December 2006 and as its Chairman of the

Board since May 2007. Mr. Quinnell also serves as a director of privately-held companies. Mr. Quinnell brings to our Board an extensive background in the retail industry. With his knowledge, experience and understanding of our historical development, Mr. Quinnell provides us with valuable board-level leadership and management, financial, audit and operational expertise.

Andrew Schuon has served on our Board since January 1998. Since 2008, Mr. Schuon has served as a co-founder of “C” Student Entertainment, a boutique radio and mobile-focused media company. Since January 2011, Mr. Schuon has served as President of Elevated Music Services, Inc., a provider of custom music channels primarily for hotel/casinos and restaurants. Since 2008, he has served as President of Beat Advisors, Inc, a consulting firm specializing in television, radio, out of home, retail, and hotel/casino entertainment programming solutions. From January 2009 to May 2010, Mr. Schuon served as a senior executive of Live Nation Entertainment, Inc., having started with Ticketmaster Entertainment, Inc. prior to the company’s January 2010 merger with Live Nation, Inc. From July 2004 to January 2008, Mr. Schuon served as founder and President of Vivendi/Universal’s IMF: The International Music Feed, a 24-hour cable TV channel. From August 2002 to February 2004, Mr. Schuon was President of Programming of Infinity Broadcasting. From April 2001 to August 2002, he was President and Chief Executive Officer of Pressplay, a joint venture created by Sony Music Entertainment and Universal Music Group. From December 1999 to April 2001, Mr. Schuon was President and Chief Operating Officer of the Universal Music Group’s music business, Farmclub.com, Inc. From February 1998 to November 1999, Mr. Schuon was Executive Vice President/General Manager of Warner Bros. Records Inc. From 1992 to December 1997, Mr. Schuon served as Executive Vice President of MTV where he was responsible for programming, music, production and talent for the MTV and VH1 cable channels. Mr. Schuon brings to our Board an extensive background in identifying and capitalizing on current music and pop culture trends, as well as deep expertise in media and business development. With his knowledge, experience, and understanding of our historical development, Mr. Schuon provides us with valuable strategic insight and perspective.

Thomas Vellios has served on our Board since June 2008. Since 2002, he has served as co-founder, director and Chief Executive Officer of Five Below, Inc., a chain of specialty retail stores for teens and pre-teens. From 1998 to 2002, Mr. Vellios served in various capacities with Zany Brainy, a chain of specialty retail stores including roles as: Chief Executive Officer, from 2001 to 2002; President, from 1998 to 2002; and Executive Vice President of Merchandising and Marketing, from 1995 to 1998. In May 2001, Zany Brainy filed a voluntary petition for Chapter 11 bankruptcy. From 1986 to 1995, Mr. Vellios served as Senior Vice President, General Merchandise Manager of Caldor Corporation, a diversified discount retailer which was acquired by May Company in 1986. Mr. Vellios brings to our Board extensive experience in the retail industry. His knowledge and experience provide us with valuable management, financial and operational expertise.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our Corporate Governance Guidelines set forth policies on, among other things, Board composition, the process of evaluating and selecting qualified members for service on the Board and its committees, the role and responsibilities of the Board and its committees, director qualifications, director compensation, and assessment of the functioning of the Board and its committees. Our Corporate Governance Guidelines are available on our investor relations website at http://investorrelations.hottopic.com.

Independence of Our Board of Directors

Our Board has affirmatively determined that all of our directors and nominees are independent within the meaning of the applicable Nasdaq listing standards, except for Ms. Harper, our Chief Executive Officer. Our independent directors meet in regularly scheduled meetings at which only independent directors are present.

Our Chairman of the Board

Our Board has an independent chair, Mr. Quinnell, who has authority to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. We believe that separation of the positions of Chairman of the Board and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, we believe that having an independent Chairman of the Board creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its shareholders.

Meetings of the Board of Directors and Board and Committee Member Attendance

Our Board met eight times during the last fiscal year, and each director attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served. Last year all of our directors attended our annual meeting of shareholders, except Messrs. Becker and Drapkin who were not members of our Board at the time.

Our Committees

Our Board has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. Each of the committees has been formed and approved by our Board, and each has been authorized by its charter and/or resolution of the Board to hire or retain, at our expense, attorneys, consultants and other experts as such committee deems appropriate in the carrying out of its duties and responsibilities. All of the committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of the applicable Nasdaq listing standards and free of any relationship that would impair a director’s individual exercise of independent judgment. The following is current membership information for each of these committees, as well as a description of each committee and its functions.

Name	Audit Committee	Compensation Committee	Governance and Nominating Committee

Steven Becker

Evelyn D’An

Matthew Drapkin

W. Scott Hedrick

Bruce Quinnell

Andrew Schuon

Thomas Vellios
Total meetings in fiscal year 2010	4	2	5

= Chairperson	= Member	= Financial Expert

Audit Committee

Our Audit Committee operates pursuant to a written charter, available on our investor relations website at http://investorrelations.hottopic.com. Among other responsibilities, our Audit Committee oversees our corporate accounting and financial reporting processes, practices and principles, and retains and evaluates our independent auditors. Our Board has determined that Mr. Quinnell, Chairman of the Audit Committee, qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Quinnell’s level of knowledge and experience based on a number of factors, including Mr. Quinnell’s formal education and experience as a public company chief financial officer and chief operating officer.

Compensation Committee

Our Compensation Committee operates pursuant to a written charter, available on our investor relations website at http://investorrelations.hottopic.com. Among other responsibilities, our Compensation Committee oversees the compensation policies, plans and programs of the Company and advises the Board regarding the compensation of our executive officers. The Compensation Committee also reviews with management our “Compensation Discussion and Analysis” and considers whether to recommend that it be included in proxy statements and other filings.

Governance and Nominating Committee

Our Governance and Nominating Committee operates pursuant to a written charter, available on our investor relations website at http://investorrelations.hottopic.com. Among other responsibilities, our Governance and Nominating Committee monitors compliance with our Corporate Governance Guidelines, evaluates the effectiveness of our Board, and administers our Chief Executive Officer review process.

Board Oversight of Risk

Our Board, as a whole and through its various committees, monitors specific risks of the Company, including risks associated with our strategic plan and our capital structure, and makes determinations as to the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to evaluate our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with certain legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. In evaluating risk, our Board relies on our management and, as needed, our outside advisors, consultants, and other experts to gather data, evaluate our exposure and make recommendations to the Board and its committees.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Indemnification of Officers and Directors

We have entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under California law and our Amended and Restated Bylaws.

Continuing Education

Each director is expected to take steps reasonably necessary to enable the director to function effectively on the Board and committees on which the director serves, including becoming and remaining well informed about the Company, the industry, and business and economic trends affecting the Company. Each director is also expected to take steps reasonably necessary to keep informed on principles and practices of sound corporate governance, and we agree to reimburse half of the cost for each director to attend an ISS certified director education program once every two years. Each new director is required to participate in an orientation program which is designed to introduce our directors to our strategic plans; our financial, accounting and risk management issues; our compliance programs, including our Standards of Business Ethics; and our senior management, internal auditors and our independent auditors. Non-employee directors are encouraged to regularly visit our stores and events relevant to our business and our customers.

Shareholder Communications with the Board of Directors

The Governance and Nominating Committee has adopted a process by which our shareholders may communicate with the Board or an individual director. Our Policy on Shareholder Communications is available on our investor relations website at http://investorrelations.hottopic.com by following the “Governance” link. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Hot Topic, Inc. at 18305 E. San Jose Avenue, City of Industry, California 91748. Communications also may be sent by email to the following address: investorrelations@hottopic.com. Any communication sent must state the name of the shareholder making the communication and the number of shares owned by the shareholder.

STANDARDS OF BUSINESS ETHICS

We have adopted Standards of Business Ethics that apply to all of our officers, directors and employees. The Standards of Business Ethics is available on our investor relations website at http://investorrelations.hottopic.com by following the “Governance” link. If we make any substantive amendments to the Standards of Business Ethics or grant any waiver from a provision of the Standards of Business Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by Nasdaq listing standards or applicable law.

POLICIES AND PROCEDURES WITH RESPECT TO RELATED PARTY TRANSACTIONS

As a general matter, we seek to avoid transactions, arrangements or relationships exceeding $120,000 in which the Company is a participant and in which any executive officer, director, or more than 5% shareholder of the Company, including any of their immediate family members or any entity owned or controlled by them, has or will have a direct or indirect interest. Our Audit Committee will review and approve all transactions for which such approval is required under applicable law and ensure that each such transaction is disclosed in accordance with applicable law.

STOCK OWNERSHIP GUIDELINES

We have adopted guidelines pursuant to which each of our directors should maintain ownership of certain levels of our stock. Under the guidelines, our CEO should maintain a level of ownership of our stock which has a value approximately equal to 150% of her base salary. Under the guidelines, each other member of our Board should maintain a level of ownership of our stock that is three times the amount of the annual stock grant to them, as described in the Director Compensation portion of this proxy statement. The stock ownership levels are to be achieved within three years of the later of the effective date of the guidelines or the date the individual first became subject to the guidelines.

NOMINATION OF DIRECTORS

Board Membership Qualifications

Everyone nominated to serve as a director of the Company should possess at least the minimum qualifications needed to serve, as determined by our Board. We also consider the contributions that a director candidate can be expected to make to the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time and other matters we believe may be relevant to our business. Key qualifications we consider include:

•	Integrity. Candidates must be individuals of personal integrity and ethical character.

•

Absence of Conflicts of Interest.  Candidates should not have interests that would materially impair their ability to exercise independent judgment or fulfill their duties to the Company and its shareholders.

•	Fair and Equal Representation. Candidates should be able to represent fairly and equally all shareholders of the Company without favoring or advancing any particular shareholder or other constituency.

•	Achievement. Candidates should have demonstrated achievement in one or more fields of business, professional, governmental, community, scientific or educational endeavor.

•	Independence. Generally, candidates should be “independent” within the meaning of the applicable Nasdaq listing standards.

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Diversity.  Candidates should contribute to the overall diversity of the Board in terms of differences of viewpoint, professional experience, education, skill and other individual qualities and attributes, as well as race, gender and national origin.

•	Oversight. Candidates are expected to have sound judgment, based on management or policy-making experience that demonstrates an ability to function effectively in an oversight role.

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Business Understanding.  Candidates should have a general understanding of retail operations, governance and other regulatory issues facing public companies of our size and operational scope, strategic business planning, operations in a global economy, and basic concepts of corporate finance.

•	Available Time. Candidates must be prepared to devote sufficient time to the Board and its committees.

Evaluation of Nominees

Our Governance and Nominating Committee identifies potential candidates for Board membership, when applicable, through professional search firms and/or personal referrals. Candidacy for Board membership requires the final approval of the full Board. Each year, the Board proposes a slate of nominees to the shareholders, who elect the members of the Board at the annual meeting of shareholders. Shareholders may also propose nominees for consideration by the Governance and Nominating Committee by submitting the names and supporting information regarding proposed candidates to our Secretary in accordance with the procedure for submitting shareholder nominations set forth in this proxy statement. Candidates (including those proposed by our shareholders) are evaluated by the Governance and Nominating Committee through recommendations, resumes, personal interviews, reference checks and other information deemed appropriate by the committee.

Policy on Majority Votes in Director Elections

Our Board adopted a Policy on Majority Votes in Director Elections. The policy requires directors receiving more “Withheld” votes than “For” votes to tender their resignation from the Board. Our Governance and Nominating Committee will then evaluate and recommend to our Board whether to accept the resignation after considering all factors it deems relevant, including such director’s length of service, qualifications and contributions; the reasons underlying why a majority of votes were “Withheld,” if known, and whether such underlying reasons are considered curable; the impact the director’s resignation would have on our compliance with legal requirements, Nasdaq rules and our own corporate governance policies and practices; and the potential impact the resignation would have on our Board’s operations. Within 90 days following the date of the election which prompted the tendered resignation, our Board will consider the recommendation of the Governance and Nominating Committee and any additional information and factors the Board believes relevant to its decision and decide whether to accept the resignation as tendered. Such decision will be reported in a Form 8-K filed with the SEC.

Shareholder Nominations

The Governance and Nominating Committee will consider director candidates recommended by shareholders. The Governance and Nominating Committee does not alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a shareholder. Our Policy on Shareholder Recommendations of Director Nominees is available on our investor relations website at http://investorrelations.hottopic.com by following the “Governance” link. Shareholders who wish to recommend individuals for consideration by the Governance and Nominating Committee to become nominees for election to the Board at an annual meeting of shareholders must do so by delivering a written recommendation to the Governance and Nominating Committee at the following address: 18305 E. San Jose Avenue, City of Industry, California 91748 at least 120 days prior to the anniversary of the date we mailed our proxy statement for the last annual meeting of shareholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating shareholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

DIRECTOR COMPENSATION

Our directors who are not also employed by the Company (“Non-Employee Directors”) receive compensation for their services based on their position on our Board, their committee service, and their position within any committee.

Cash Retainer/Attendance Fees

The fees we pay our Non-Employee Directors are as follows:

Description	Quarterly Retainer	Per Meeting Attendance Fee
For Board Service:
Chairman	—	$13,000
Other Non-Employee Directors	—	$10,000
Telephonic meetings (all Non-Employee Directors)	—	$2,000

For Committee Service:
Chair – Audit Committee	$10,000	$2,500
Other Non-Employee Directors – Audit Committee	—	$1,500

Chair – Compensation Committee	$4,000	$2,500
Other Non-Employee Directors – Compensation Committee	—	$1,000

Chair – Governance and Nominating Committee	$625	$2,500
Other Non-Employee Directors – Governance and Nominating Committee	—	$1,000

Equity Award Grants

The equity awards made to Non-Employee Directors in fiscal year 2010 were made from our 2006 Equity Incentive Plan approved by the Company’s shareholders in 2006, as amended (the “2006 Incentive Plan”), and from our 1996 Non-Employee Directors’ Stock Option Plan approved by the Company’s shareholders in 1996, as amended (the “Directors’ Plan”). Our Non-Employee Directors receive equity awards as follows:

Initial Option Grant

Each Non-Employee Director (who was not an employee of the Company immediately prior to joining the Board) receives an option to purchase 10,000 shares of the Company’s common stock upon his or her initial election or appointment to the Board, provided that in case of a new Chairman of the Board, the initial option is to purchase 15,000 shares. These options vest as follows: 25% of the shares subject to the grant vest one year from the effective date of grant and the remainder vest in equal quarterly installments over the 12 quarters thereafter.

Annual Option Grant

Each year, at the time of our annual meeting of shareholders, each Non-Employee Director then in office receives an option to purchase shares of the Company’s common stock. In determining the number of shares subject to the option, the Board includes the number of shares needed for the grant to value $80,000 for our Chairman and $60,000 for our other Non-Employee Directors. Messrs. Becker and Drapkin, who became directors mid-year, each were granted an option to purchase a number of shares which were prorated to reflect their actual days of service on our Board. These options terminate ten years from the date of grant and vest as follows: 25% of the shares subject to the grant vest one year from the effective date of grant and the remainder vest in equal quarterly installments over the 12 quarters thereafter.

Annual Stock Grant

Each year, at the time of our annual meeting of shareholders, each Non-Employee Director then in office receives an award of shares of the Company’s common stock. In determining the number of shares to award, the Board grants the number of shares needed for the award to value $30,000 for our Chairman and $25,000 for our other Non-Employee Directors, except in the case of Messrs. Becker and Drapkin, who each received a number of shares which were prorated to reflect their actual days of service on our Board. These awards vest on the earlier to occur of the following: (i) one year from the date of grant or (ii) the commencement of the following year’s annual meeting of shareholders. Our directors are restricted from selling the shares they received pursuant to such awards until they no longer serve on the Board.

2010 Director Compensation

The following table sets forth in summary form information concerning the compensation we paid to each of our Non-Employee Directors during the fiscal year ended January 29, 2011.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (1) ($)	All Other Compensation (2) ($)	Total ($)
Steven Becker	21,000	17,055	40,932	395	79,382
Evelyn D’An	77,000	25,000	60,000	13,491	175,491
Matthew Drapkin	21,000	17,055	40,932	395	79,382
Lisa Harper	58,000	25,000	60,000	10,636	153,636
W. Scott Hedrick	79,250	25,000	60,000	23,499	187,749
Bruce Quinnell	126,000	30,002	79,999	29,935	265,936
Andrew Schuon	64,000	25,000	60,000	25,753	174,753
Thomas Vellios	61,000	25,000	60,000	10,636	156,636

(1)	The amounts are computed in accordance with FASB ASC Topic 718, based on assumptions set forth in Note 3 to the Company’s financial statements filed with the SEC on Form 10-K on April 6, 2011, excluding the effect of estimated forfeitures. The following table sets forth the number of outstanding equity awards held by each of our Non-Employee Directors as of the end of fiscal year 2010.

Aggregate Number of Equity Awards Outstanding at End of Fiscal Year 2010

Director	Stock Awards	Option Awards
Steven Becker	2,819	19,765
Evelyn D’An	14,822	71,889
Matthew Drapkin	2,819	19,765
Lisa Harper	12,592	70,725
W. Scott Hedrick	22,641	146,527
Bruce Quinnell	28,526	170,742
Andrew Schuon	24,402	119,620
Thomas Vellios	12,592	70,725

(2)	This column reflects dividends paid in fiscal year 2010 on restricted stock awards granted to our Non-Employee Directors.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors has engaged Ernst & Young LLP as our independent auditors for the fiscal year ending January 28, 2012, and is seeking ratification of such selection by our shareholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since our inception in 1988. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Amended and Restated Bylaws nor other governing documents or law require shareholder ratification of the selection of Ernst & Young LLP as our independent auditors. However, our Audit Committee is submitting the selection of Ernst & Young LLP to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of our Company and our shareholders.

To be approved, the ratification of the selection of Ernst & Young LLP as our independent auditors must receive a “For” vote from a majority of outstanding shares present and entitled to vote either in person or by proxy. Abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JANUARY 28, 2012.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following provides information regarding the fees billed to us by Ernst & Young LLP for the fiscal years ended January 30, 2010 and January 29, 2011. All fees described below were approved by the Audit Committee.

Audit Fees.  Fees for audit services totaled approximately $759,000 for the fiscal year ended January 30, 2010, and approximately $741,000 for the fiscal year ended January 29, 2011. Audit fees consisted principally of work associated with the annual audit of our consolidated financial statements, compliance with regulations and rules promulgated under the Sarbanes-Oxley Act of 2002 (including Section 404 internal control requirements) and reviews of our quarterly reports on Form 10-Q.

Audit-Related Fees.  There were no audit-related fees for the fiscal years ended January 30, 2010, and January 29, 2011.

Tax Fees.  Fees for tax services totaled approximately $20,000 for the fiscal year ended January 30, 2010, and approximately $30,000 for the fiscal year ended January 29, 2011. Tax fees consisted principally of work associated with tax advice and tax planning.

All Other Fees.  There were no other fees for the fiscal years ended January 30, 2010, and January 29, 2011.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee, pursuant to its charter, is required to review and approve the proposed retention of independent auditors to perform any proposed permissible non-audit services. To date the Audit Committee has not established policies and procedures separate from its charter concerning pre-approval of audit or non-audit services. The establishment of any separate pre-approval policies and procedures is subject to the approval of the Audit Committee.

The Audit Committee has determined that the rendering of the pre-approved services other than audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

We have reviewed and discussed with management our consolidated financial statements as of and for the fiscal year ended January 29, 2011.

We have discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards Vol.1, AU Section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

We have received and reviewed the written disclosures and the letter from the independent public accountants required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and have discussed with the independent public accountants their independence.

Based on the reviews and discussions referred to above, we recommended to our Board that the financial statements referred to above be included in our Annual Report on Form 10-K.

Audit Committee

Bruce Quinnell, Chairman

Evelyn D’An

Andrew Schuon

PROPOSAL 3

REAPPROVAL OF THE INTERNAL REVENUE CODE SECTION 162(M) PERFORMANCE CRITERIA OF OUR 2006 EQUITY INCENTIVE PLAN SO THAT PERFORMANCE-BASED COMPENSATION PAID THEREUNDER WILL CONTINUE TO BE DEDUCTIBLE BY THE COMPANY FOR FEDERAL INCOME TAX PURPOSES

In order to retain tax-qualified status, the Internal Revenue Code of 1986 (the “Code”) Section 162(m) performance criteria of our 2006 Equity Incentive Plan (the “2006 Incentive Plan”) must be reapproved by the shareholders every five years. Our Board is seeking such reapproval at the Annual Meeting for purposes of enabling us to continue to grant awards to our key officers that qualify as performance-based compensation under Section 162(m) of the Code, as described below. The 2006 Incentive Plan was previously approved by our shareholders in 2006 and no changes are being proposed with regard to he terms of the 2006 Incentive Plan at this time.

The 2006 Incentive Plan is an important component of executive compensation. The purpose of the 2006 Incentive Plan is to provide our Board and management a means to motivate participants, reward them for achievement of key business objectives, and align their interests with those of our shareholders. We believe the 2006 Incentive Plan supports the Company’s pay-for-performance culture and that reapproval of the Code Section 162(m) performance criteria of the 2006 Incentive Plan will preserve the tax benefits to the Company associated with performance-based compensation. Section 162(m) of the Code generally limits tax deductibility of compensation paid to the chief executive officer and the three most highly compensated officers (other than the chief financial officer) to $1,000,000 per covered executive. However, if compensation qualifies as “performance-based” for Section 162(m) purposes, a corporation may deduct it for federal income tax purposes even if it exceeds $1,000,000 in a single year. In order to permit us to grant future awards under the 2006 Incentive Plan to our covered employees that qualify as “performance-based” compensation for Section 162(m) purposes, our shareholders must approve the provisions of the 2006 Incentive Plan that specify the types of performance criteria that may be used as performance factors under the 2006 Incentive Plan and its limitations on the maximum number of shares subject to any performance equity award and maximum dollar amount of any cash performance award that may be granted to any individual in any single year. If the proposal is not approved, it is possible that we may not be able to deduct certain “performance-based” compensation, including compensation attributable to stock awards that are granted to covered employees after the date of this Annual Meeting, when combined with all other types of compensation received by a covered employee from the Company, which exceeds the $1,000,000 limitation.

The section below entitled “2006 Equity Incentive Plan” describes the primary features of the 2006 Incentive Plan, including those relating to Section 162(m) (See “Terms of Performance Awards” below). This summary, however, is not intended to be a complete description of the 2006 Incentive Plan. A copy of the 2006 Incentive Plan is attached as Appendix A to this proxy statement.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE REAPPROVAL OF THE INTERNAL REVENUE CODE SECTION 162(M) PERFORMANCE CRITERIA OF THE 2006 EQUITY INCENTIVE PLAN.

2006 Equity Incentive Plan

General

The 2006 Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards and other forms of equity compensation, together referred to as stock awards, as well as performance cash awards, together with stock awards, referred to as awards. Incentive stock options granted under the 2006 Incentive Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Nonstatutory stock options granted under the 2006 Incentive Plan are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” for a discussion of the tax treatment of stock awards.

Purpose

The Board adopted the 2006 Incentive Plan to provide a means to secure and retain the services of employees (including officers), consultants and directors eligible to receive awards, to provide incentives for such individuals to exert maximum efforts for our success and the success of our affiliates, and to provide a means by which such eligible individuals may be given an opportunity to benefit from increases in the value of our common stock through the grant of stock awards.

Administration

The Board administers the 2006 Incentive Plan. Subject to the provisions of the 2006 Incentive Plan, the Board has the authority to construe and interpret the plan, to approve the forms of award agreements for use under the 2006 Incentive Plan, and to determine the persons to whom and the dates on which awards will be granted, what type or combination of types of awards will be granted, the number of shares of common stock to be subject to each stock award, the time or times during the term of each stock award within which all or a portion of the award may be exercised, the exercise, purchase or strike price of each stock award, the type of consideration permitted to exercise or purchase each stock award, and other terms of the awards.

The Board has the authority to delegate some or all of the administration of the 2006 Incentive Plan to a committee or committees. In the discretion of the Board, a committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. If administration is delegated to a committee, the committee has the authority to delegate certain administrative powers to a subcommittee of one or more members. As used herein, the “Board” refers to any committee the Board appoints or, if applicable, any subcommittee, as well as to the Board itself.

Eligibility

Incentive stock options may be granted under the 2006 Incentive Plan only to our employees (including officers) and employees of our affiliates. Our employees (including officers), consultants and directors and employees (including officers) and consultants of our affiliates are eligible to receive all other types of awards under the 2006 Incentive Plan. All of our employees, directors and consultants are eligible to participate in the 2006 Incentive Plan.

Stock Subject to the 2006 Incentive Plan

The maximum number of shares of common stock available for future issuance, or the “share reserve,” under the 2006 Incentive Plan may not exceed, in the aggregate, the sum of (a) the 732,456 shares of common stock that remained available for issuance under the 1996 Incentive Plan as of June 13, 2006, (b) an additional 2,350,000 shares approved by the shareholders at the 2006 annual meeting as part of the approval of the 2006 Incentive Plan, and (c) the number of shares of common stock subject to outstanding stock awards as of June 13, 2006 that would have reverted to the share reserve of the 1996 Incentive Plan pursuant to the terms of the 1996 Incentive Plan. The number of shares available for issuance under the 2006 Incentive Plan will be reduced by one share for each share of stock issued pursuant to an option grant or a stock appreciation right with respect to which the strike price is at least 100% of the fair market value of common stock on the date of grant and by 1.5 shares for each share of stock issued pursuant to a restricted stock award, restricted stock unit award, performance stock award or other stock award.

Shares may be issued in connection with a merger or acquisition as permitted by the rules of the applicable national securities exchange, and such issuance shall not reduce the number of shares available for issuance under the 2006 Incentive Plan. If a stock award granted under either the 2006 Incentive Plan or the 1996 Incentive Plan expires or otherwise terminates without being exercised in full, or if any shares of common stock issued pursuant to a stock award are forfeited to or repurchased by us, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares or if any stock award is settled in cash, then the shares of common stock not issued under such stock award, or forfeited to or repurchased by us shall revert to and again become available for issuance under the 2006 Incentive Plan. To the extent there is issued a share of common stock pursuant to a stock award that counted as 1.5 shares against the share reserve and such share of common stock again becomes available for issuance under the 2006 Incentive Plan, the number of shares of common stock available for issuance under the 2006 Incentive Plan will increase by 1.5 shares.

If any shares subject to a stock award are not delivered to a participant because such shares are withheld for the payment of taxes or the stock award is exercised through a reduction of shares subject to the stock award (i.e., “net exercised”), or an appreciation distribution in respect of a stock appreciation right is paid in shares of common stock, the number of shares that are not delivered shall not remain available for issuance under the 2006 Incentive Plan. If the exercise price of any stock award is satisfied by tendering shares of common stock held by the participant, then the number of shares so tendered shall not remain available for issuance under the 2006 Incentive Plan.

The aggregate maximum number of shares of common stock that may be issued under the 2006 Incentive Plan pursuant to the exercise of incentive stock options is the share reserve.

Terms of Options

Options may be granted under the 2006 Incentive Plan pursuant to stock option agreements. The following is a description of the permissible terms of options under the 2006 Incentive Plan. Individual stock option agreements may be more restrictive as to any or all of the permissible terms described below.

Exercise Price.  The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of grant and, in some cases, may not be less than 110% of such fair market value. The exercise price of nonstatutory stock options may not be less than 100% of the fair market value of the stock on the date of grant.

Consideration.  The exercise price of options granted under the 2006 Incentive Plan may be paid, to the extent permitted by applicable law and at the discretion of the Board, (i) by cash, check, bank draft or money order, (ii) pursuant to a broker-assisted cashless exercise, (iii) by delivery of other common stock of Hot Topic, (iv) pursuant to a net exercise arrangement, or (iv) in any other form of legal consideration acceptable to the Board.

Vesting.  Options granted under the 2006 Incentive Plan may become exercisable in cumulative increments, or “vest,” as determined by the Board. Vesting typically will occur during the optionholder’s continued service with us or with an affiliate, whether such service is performed in the capacity of an employee, consultant or director, collectively referred to as service, and regardless of any change in the capacity of the service performed. Shares covered by different options granted under the 2006 Incentive Plan may be subject to different vesting terms. The Board has the authority to accelerate the time during which an option may vest or be exercised.

Term.  The maximum term of options granted under the 2006 Incentive Plan is 10 years, except that in certain cases the maximum term is five years.

Termination of Service.  Options granted under the 2006 Incentive Plan generally terminate 90 days or 120 days, in the case of an incentive stock option or a nonstatutory stock option, respectively, after termination of the participant’s service unless (i) such termination is for cause (as defined in the 2006 Incentive Plan), in which case the option will terminate upon the termination date, (ii) termination is due to the participant’s disability, in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months following termination; (iii) the participant dies before the participant’s service has terminated, or within the period (if any) specified in the stock option agreement after termination of service for a reason other than death, in which case the option may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 12 months following the participant’s death by the person or persons to whom the rights to such option have passed; or (iv) the option by its terms specifically provides otherwise. Under the 2006 Incentive Plan, the option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

Restrictions on Transfer.  Unless provided otherwise by the Board, a participant in the 2006 Incentive Plan may not transfer an option other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. During the lifetime of the participant, only the participant (or the transferee pursuant to a domestic relations order) may exercise an option. A participant may also designate a beneficiary who may exercise an option following the participant’s death.

Terms of Stock Appreciation Rights

Stock appreciation rights may be granted under the 2006 Incentive Plan pursuant to stock appreciation rights agreements.

Exercise.  Each stock appreciation right is denominated in shares of common stock equivalents. The strike price of each stock appreciation right shall not be less than 100% of the fair market value of the common stock equivalents subject to the stock appreciation right on the date of grant. Upon exercise of a stock appreciation right, we will pay the participant an amount equal to the excess of (i) the aggregate fair market value of our common stock on the date of exercise over (ii) the strike price determined by the Board on the date of grant.

Settlement of Awards.  The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, shares of our common stock, any combination of the two or any other form of consideration determined by the Board.

Vesting.  Stock appreciation rights vest and become exercisable at the rate specified in the stock appreciation right agreement as determined by the Board.

Termination of Service.  Upon termination of a participant’s service (other than for cause), the participant generally may exercise any vested stock appreciation right for 120 days (or such longer or shorter period specified in the stock appreciation right agreement) after the date such service relationship ends. Except as provided otherwise in a participant’s stock appreciation rights agreement, upon termination of a participant’s service for cause, the stock appreciation right shall terminate upon the termination date of such participant’s service. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Terms of Restricted Stock Awards

Restricted stock awards may be granted under the 2006 Incentive Plan pursuant to restricted stock award agreements.

Consideration.  The Board may grant restricted stock awards in consideration for past services rendered to us or in exchange for any other form of legal consideration acceptable to the Board.

Vesting.  Shares of stock acquired under a restricted stock award agreement may be subject to forfeiture to us in accordance with a vesting schedule as determined by the Board.

Termination of Service.  Upon termination of a participant’s service, we may reacquire any forfeited shares of stock that have not vested as of such termination under the terms of the applicable restricted stock award agreement.

Restrictions on Transfer. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as determined by the Board.

Terms of Restricted Stock Unit Awards

Restricted stock unit awards may be granted under the 2006 Incentive Plan pursuant to restricted stock unit award agreements.

Consideration. The purchase price, if any, for stock unit awards may be paid in any form of legal consideration acceptable to the Board.

Settlement of Awards. A stock unit award may be settled by the delivery of shares of our common stock, in cash or by any combination of these means as determined by the Board.

Vesting. Stock unit awards vest at the rate specified in the restricted stock unit award agreement as determined by the Board. However, at the time of grant, the Board may impose additional restrictions or conditions that delay the delivery of stock or cash subject to the restricted stock unit award after vesting.

Dividend Equivalents. Dividend equivalent rights may be credited with respect to shares covered by a restricted stock unit award.

Termination of Service. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s termination of service.

Terms of Performance Awards

The 2006 Incentive Plan allows the Board to issue performance stock awards and performance cash awards, referred to as performance awards. Performance awards may be granted, vest or be exercised based upon the attainment of certain performance goals during a certain period of time. All of our employees, consultants and directors are eligible to receive performance awards under the 2006 Incentive Plan. The length of any performance period, the performance goals to be achieved during the performance period and the measure of whether and to what degree such performance goals have been attained shall be determined by the Board. The maximum amount to be received by any individual in any calendar year attributable to such performance awards may not exceed the value of 1,800,000 shares of our common stock, in the case of performance stock awards, or $5,000,000 in the case of performance cash awards.

In granting a performance award, the Board will set a period of time, or a performance period, over which the attainment of one or more goals, or performance goals, will be measured for the purpose of determining whether the award recipient has a vested right in or to such performance award. Within the time period prescribed by Section 162(m) of the Code (typically before the 90th day of a performance period), the Board will establish the performance goals, based upon one or more pre-established criteria, or performance criteria, enumerated in the 2006 Incentive Plan and described below. As soon as administratively practicable following the end of the performance period, the Board will certify (in writing) whether the performance goals have been satisfied.

Performance goals under the 2006 Incentive Plan shall be established by the Board, based on one or more of the following performance criteria: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) total shareholder return; (v) return on equity; (vi) return on assets, investment or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share;

(xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii) shareholders’ equity; (xxviii) comparable store sales; (xxix) merchandise margin; and (xxx) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

The Board is authorized to determine whether, when calculating the attainment of performance goals for a performance period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals.

Compensation attributable to performance awards under the 2006 Incentive Plan qualifies as performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain and (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied.

Terms of Other Stock Awards

The Board may grant other stock awards that are valued in whole or in part by reference to our common stock. Subject to the provisions of the 2006 Incentive Plan, the Board has the authority to determine the persons to whom and the dates on which such other stock awards will be granted, the number of shares of common stock (or cash equivalents) to be subject to each award, and other terms and conditions of such awards.

Changes to Capital Structure

If any change is made to the outstanding shares of our common stock without our receipt of consideration (whether through a stock split or other specified change in our capital structure), appropriate adjustments will be made to: (i) the maximum number and/or class of securities issuable under the 2006 Incentive Plan; (ii) the maximum number and/or class of securities issuable pursuant to the exercise of incentive stock options; (iii) the maximum number and/or class of securities for which any one person may be granted stock awards per calendar year pursuant to the limitation under Section 162(m) of the Code; and (iv) the number and/or class of securities and the price per share in effect under each outstanding stock award under the 2006 Incentive Plan.

Corporate Transactions; Changes in Control

Under the 2006 Incentive Plan, unless otherwise provided in a written agreement between us or any affiliate and the holder of a stock award, in the event of a corporate transaction (as specified in the 2006 Incentive Plan and described below), all outstanding stock awards under the 2006 Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by individuals whose continuous service with us or an affiliate has not terminated prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will terminate if not exercised prior to the effective date of the corporate transaction and (ii) with respect to any stock awards that are held by any other individuals, the vesting and exercisability provisions of such stock awards will not be accelerated and such awards will terminate if not exercised prior to the effective date of the corporate transaction (except that any reacquisition or repurchase rights held by us with respect to such stock awards shall not terminate and may continued to be exercised notwithstanding the corporate transaction). In the event a stock award will terminate if not exercised, the Board may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but will receive a payment equal to the excess of the value of the property the holder would have received upon exercise over any exercise price.

For purposes of the 2006 Incentive Plan, a corporate transaction will be deemed to occur in the event of (i) a sale of all or substantially all of the consolidated assets of Hot Topic and its subsidiaries, (ii) the sale of at least 90% of our outstanding securities, (iii) the consummation of a merger or consolidation in which we are not the surviving corporation or (iv) the consummation of a merger or consolidation in which we are the surviving corporation but shares of our outstanding common stock are converted into other property by virtue of the transaction.

The Board has the discretion to provide that a stock award under the 2006 Incentive Plan may be subject to additional acceleration of vesting and exercisability upon or after certain specified change in control transactions (as defined in the 2006 Incentive Plan). Stock awards held by participants under the 2006 Incentive Plan will not vest on such an accelerated basis unless specifically provided by the participant’s applicable award agreement.

The acceleration of vesting of a stock award in the event of a corporate transaction or change in the ownership or control of us under the 2006 Incentive Plan may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.

Tax Withholding

Unless prohibited by the terms of a stock award agreement, we may satisfy any federal, state or local tax withholding obligation relating to any award by causing a participant to tender a cash payment, withholding a portion of the stock otherwise issuable to the participant, withholding cash from an award settled in cash, or by such other method as may be set forth in the award agreement.

Duration, Termination and Amendment

The Board may suspend or terminate the 2006 Incentive Plan without shareholder approval or ratification at any time. Unless sooner terminated, the 2006 Incentive Plan will terminate on March 16, 2016.

The Board may amend or modify the 2006 Incentive Plan at any time. However, no amendment shall be effective unless approved by our shareholders to the extent shareholder approval is necessary to satisfy applicable law.

The Board also may submit any other amendment to the 2006 Incentive Plan intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

The Board may not, under the 2006 Incentive Plan, (i) reprice any outstanding stock awards under the 2006 Incentive Plan; or (ii) cancel any outstanding stock award under the 2006 Incentive Plan and grant, in substitution or exchange therefor, a new stock award under the 2006 Incentive Plan or another equity plan of Hot Topic covering the same or a different number of shares of common stock, unless the shareholders have approved such an action within 12 months prior to such an event.

Federal Income Tax Information

The following is a summary of the principal United States federal income taxation consequences to employees and us with respect to participation in the 2006 Incentive Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Incentive Stock Options.  Incentive stock options granted under the 2006 Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code. There generally are no federal income tax consequences to the participant or us by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any. If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares, or a qualifying disposition, will be a long-term capital gain or loss. Upon such a qualifying disposition, we will not be entitled to any income tax deduction.

Generally, if the participant disposes of the stock before the expiration of either of these holding periods, or a disqualifying disposition, then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price or (ii) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options.  No taxable income is recognized by a participant upon the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Generally, we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which such ordinary income is recognized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Stock Appreciation Rights.  No taxable income is realized upon the receipt of a stock appreciation right. Upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received is recognized as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, we are required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a reporting obligation, we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant.

Restricted Stock Awards.  Upon receipt of a restricted stock award, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the shares on the date of issuance over the purchase price, if any, paid for those shares. We will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the year in which such ordinary income is recognized by the participant. However, if the shares issued upon the grant of a restricted stock award are unvested and subject to repurchase by us in the event of the participant’s termination of service prior to vesting in those shares, the participant will not recognize any taxable income at the time of issuance, but will have to report as ordinary income, as and when our repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the purchase price, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of issuance an amount equal to the excess of (a) the fair market value of the shares on the date of issuance over (b) the purchase price, if any, paid for such shares. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the repurchase right lapses. The participant and Hot Topic will be required to satisfy certain tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Upon disposition of the stock acquired upon the receipt of a restricted stock award, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon issuance (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Restricted Stock Unit Awards.  No taxable income is recognized upon receipt of a restricted stock unit award. The participant will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance. The participant and Hot Topic will be required to satisfy certain tax withholding requirements applicable to such income. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Potential Limitation on Company Deductions.  Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to each covered employee exceeds $1,000,000. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m) of the Code, compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if such awards are approved by a compensation committee comprised solely of “outside directors,” the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by our shareholders, and the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant.

2006 Incentive Plan Benefits

We cannot currently determine the benefits or number of shares that may be granted in the future to executive officers, directors and employees under the 2006 Incentive Plan because awards under the 2006 Incentive Plan are determined by the Board of Directors in its discretion.

The following table presents certain information about awards granted under the 2006 Incentive Plan. As of March 30, 2011, there were options to purchase 5,249,996 shares of our common stock outstanding under the 2006 Incentive Plan and 1,100,209 shares reserved for future issuance. The closing price of our Common Stock as reported on the NASAQ Global Select Market was $5.77 per share.

Name and Position	Number of Shares Subject to Stock Awards	Number of Shares Subject to Option Awards
Elizabeth McLaughlin, Chief Executive Officer	0	625,000
Gerald Cook, Chief Operating Officer	25,000	603,000
Christopher Daniel, President, Torrid	35,000	460,000
James McGinty, Chief Financial Officer	25,000	550,000
Amy Kocourek, Chief Merchandising Officer	0	43,750
All current executive officers as a group (1)	115,160	2,857,603
All current non-executive directors as a group	80,482	299,647
Each nominee for election as a director	110,642	1,344,250
All employees who are not executive officers as a group	0	2,048,996

(1)	Included in these amounts are grants made to Lisa Harper, our current CEO. Not included are prior grants made to Elizabeth McLaughlin, our former CEO, and Amy Kocourek, our former Chief Merchandising Officer.

PROPOSAL 4

TO APPROVE, ON A NON-BINDING AND ADVISORY BASIS, THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, the Company’s shareholders are now entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosures contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are focused on pay-for-performance principles and creates compensation policies that are strongly aligned with our shareholders’ interests. Specifically, the Company emphasizes variable compensation and long-term performance-based incentive awards to compensate its named executive officers. Our compensation policies are actively managed by the Board and employ recommendations made by outside consultants that utilize benchmarking and other qualitative and quantitative measurements that focus on objective factors in setting the compensation of our named executive officers. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, the Board is asking the shareholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement. Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the shareholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 5

TO HOLD AN ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to recently adopted Section 14A of the Exchange Act, we are asking shareholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal Number 4 above should occur every year, every two years or every three years.

After careful consideration, the Board has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that shareholders vote for future advisory votes on executive compensation to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. Given that the “say-on-pay” advisory vote provisions are new, holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation disclosures. However, shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders. We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our shareholders on corporate governance matters (including the Company’s practice of having all directors elected annually and annually providing shareholders the opportunity to ratify the Audit Committee’s selection of independent auditors) and our executive compensation philosophy, policies and practices.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of the Company’s executive officer compensation practices should be held every year, every other year or every three years. The option among those choices that receives the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be deemed to be the frequency preferred by the shareholders. Although non-binding, the Board and the Compensation Committee will carefully review the voting results and value the opinions of the shareholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board will consider the shareholders’ concerns and evaluate any appropriate next steps. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY “1 YEAR”.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding the beneficial ownership of our common stock as of March 30, 2011, by: (i) each beneficial owner of more than five percent of our common stock; (ii) each of our directors; (iii) each of our executive officers named in the Summary Compensation Table included later in this proxy statement; and (iv) all current executive officers and directors as a group. Except as otherwise indicated, each of the shareholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned, subject to community property laws where applicable. The number of shares outstanding used in calculating the percentages for a shareholder in the table below includes shares underlying options held by such shareholder to the extent exercisable within 60 days of March 30, 2011, but excludes other shares underlying options attributable to another shareholder. Percentage of beneficial ownership is based on 44,702,125 shares outstanding as of March 30, 2011.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
BlackRock, Inc. (2) 40 East 52nd Street New York, New York 10022	3,568,393	8.0%
Wellington Management Company, LLP (3) 280 Congress Street Boston, Massachusetts 02110	3,365,600	7.5%
T. Rowe Price Associates, Inc. (4) 100 East Pratt Street Baltimore, MD 21202	2,641,450	5.9%
Dimensional Fund Advisors LP (5) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,615,531	5.9%
Becker Drapkin Management, L.P. and affiliated entities (6) 300 Crescent Court, Suite 1111 Dallas, TX 75201	2,425,949	5.4%
The Vanguard Group, Inc. (7) 100 Vanguard Blvd. Malvern, PA 19355	2,366,755	5.3%
Steven Becker (6)(8)	2,428,768	5.4%
Matthew Drapkin (6)(8)	2,428,768	5.4%
Elizabeth McLaughlin (9)	704,748	1.6%
Gerald Cook (10)	505,443	1.1%
Christopher Daniel (11)	464,000	1.0%
James McGinty (12)	412,432	*
Bruce Quinnell (13)	266,585	*
W. Scott Hedrick (14)	140,561	*
Andrew Schuon (15)	106,853	*
Lisa Harper (16)	94,645	*
Evelyn D’An (17)	48,137	*
Amy Kocourek (18)	43,750	*
Thomas Vellios (19)	35,411	*
All executive officers and directors as a group (15 persons) (20)	5,363,632	11.4%

*	Less than one percent.

(1)	Unless otherwise indicated, the address of all the owners is: c/o Hot Topic, Inc., 18305 E. San Jose Avenue, City of Industry, California 91748.

(2)	Based on Schedule 13G/A filed by BlackRock, Inc. on February 4, 2011.

(3)	Based on Schedule 13G/A filed by Wellington Management Company, LLP on February 14, 2011.

(4)	Based on Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 11, 2011. T. Rowe Price Associates, Inc. disclaims beneficial ownership of the shares held by T. Rowe Price Associates, Inc.

(5)	Based on Schedule 13G filed by Dimensional Fund Advisors LP on February 11, 2011. Dimensional Fund Advisors LP is deemed to have beneficial ownership of such shares based on comingled group trusts and separate accounts (collectively, the “Funds”) that are managed by Dimensional Fund Advisors LP or its subsidiaries. All shares are owned by the Funds and Dimensional disclaims beneficial ownership of all such shares.

(6)	Based on Schedule 13D/A filed by Becker Drapkin Management, L.P. on October 18, 2010 and statements filed on Form 4 filed by affiliated entities on November 26, 2010. Includes (a) 701,852 shares directly beneficially owned by Becker Drapkin Partners (QP), L.P. (“QP Fund”), (b) 86,744 shares directly beneficially owned by Becker Drapkin Partners, L.P. (“LP Fund”), (c) 857,953 shares directly beneficially owned by BD Partners I, L.P. (“BD Partners I”) and (d) 779,400 shares directly beneficially owned by a managed account (“Managed Account”). Becker Drapkin Management, L.P. (“BD Management”) is the general partner of, and the investment manager for, each of QP Fund, LP Fund and BD Partners I and provides investment advisory services for the Managed Account. BD Management may be deemed to beneficially own the shares owned by QP Fund, LP Fund, BD Partners I and the Managed Account. BC Advisors, LLC is the general partner of BD Management and may be deemed to beneficially own the shares owned by BD Management. Steven Becker and Matthew Drapkin are the controlling persons of BC Advisors and may be deemed to beneficially own the shares owned by BC Advisors. Messrs. Becker and Drapkin disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(7)	Based on Schedule 13G filed by The Vanguard Group, Inc. on February 10, 2011.

(8)	Includes 2,819 shares subject to a right of repurchase in favor of the company as of May 29, 2011.

(9)	Includes 325,000 shares subject to options exercisable within 60 days of March 30, 2011.

(10)	Includes 494,251 shares subject to options exercisable within 60 days of March 30, 2011.

(11)	Includes 461,250 shares subject to options exercisable within 60 days of March 30, 2011.

(12)	Includes 382,501 shares subject to options exercisable within 60 days of March 30, 2011.

(13)	Includes 105,933 shares subject to options exercisable within 60 days of March 30, 2011. Also includes 6,148 shares subject to a right of repurchase in favor of the company as of May 29, 2011.

(14)	Includes 10,000 shares held by the Hedrick Children’s Irrevocable Trust DTD 12-26-92. Also includes 97,920 shares subject to options exercisable within 60 days of March 30, 2011 and 5,123 shares subject to a right of repurchase in favor of the company as of May 29, 2011.

(15)	Includes 71,013 shares subject to options exercisable within 60 days of March 30, 2011. Also includes 5,123 shares subject to a right of repurchase in favor of the company as of May 29, 2011.

(16)	Includes 64,485 shares subject to options exercisable within 60 days of March 30, 2011. Also includes 22,691 shares subject to a right of repurchase in favor of the company as of May 29, 2011.

(17)	Includes 23,283 shares subject to options exercisable within 60 days of March 30, 2011. Also includes 5,123 shares subject to a right of repurchase in favor of the company as of May 29, 2011.

(18)	The entire amount reported consists of options exercisable within 60 days of March 30, 2011.

(19)	Includes 22,819 shares subject to options exercisable within 60 days of March 30, 2011. Also includes 5,123 shares subject to a right of repurchase in favor of the company as of May 29, 2011.

(20)	Includes 2,425,949 shares beneficially owned by Messrs. Becker and Drapkin as controlling partners of BC Advisors, 2,188,435 shares subject to options exercisable within 60 days of March 30, 2011 (which includes 96,250 shares subject to options exercisable within 60 days of March 30, 2011 held by two executive officers not required to be named in this table), and 54,969 shares subject to a right of repurchase in favor of the company as of May 29, 2011.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on our review of the SEC Forms 3, 4 and 5 furnished to us and written representations that no other reports were required, we believe that, with respect to transactions during the fiscal year ended January 29, 2011, our officers, directors, and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary of Compensation Programs

Our compensation programs are detailed throughout this proxy statement, but we believe they generally reflect our commitment to adhere to governance “best practices” relating to independence and accountability and our commitment to only reward positive performance.

Best Practices

We believe our use of the following practices reinforces our commitment to a culture of good corporate governance:

•	Emphasis on variable compensation that is performance-based, with difficult to attain, pre-established, objective performance goals,

•	Use of long-term performance-based incentive awards,

•	Active management of our “burn rate” for equity grants,

•	CEO stock ownership guidelines,

•	No employment agreements for a fixed term,

•	No severance agreement with our CEO,

•	No change-in-control benefits or related tax gross-ups, and

•	Use of an independent compensation consultant.

Fiscal 2010 – Year in Review

The Company did not meet financial expectations for fiscal year 2010. Accordingly, and consistent with our commitment to pay-for-performance standards, we did not pay bonuses to our named executive officers for fiscal year 2010 performance. Also, as a result of operating income targets for 2010 not being met, performance-based stock grants made in 2008 were allowed to expire without our named executives receiving any benefit therefrom.

Changes Involving our Named Executive Officers

In March 2011, we announced the resignation of our former CEO and the appointment of Lisa Harper, a Board member, as our new CEO. Our former CEO, Elizabeth McLaughlin, resigned both as an officer and as a member of our Board but continues to be employed to assist in transitional matters until June 2011. We also announced that Amy Kocourek, Chief Merchandising Officer of our Hot Topic division, left the company effective March 28, 2011, and we had previously announced that Christopher Daniel, President of our Torrid division, will be leaving the company effective April 29, 2011.

Overall Compensation Philosophy

We believe our compensation programs serve three primary purposes: (1) attract, retain and motivate our employees, (2) hold our executive officers accountable for Company performance and (3) align the interests of our executive officers with those of our shareholders.

At the heart of our compensation programs is a pay-for-performance philosophy. Our named executive officers have a significant percentage of their compensation “at risk,” meaning that if the Company or the division such named executive officer has responsibility over performs at or above its target goals, the named executive officer will be paid at or above their target compensation. If the Company or such division performs below its target goals, the named executive officer will be paid below their target compensation.

In support of our commitment to sound corporate governance, the Company emphasizes many “best practices” in applying its compensation principles, including:

•

Emphasis on Variable Compensation.  We have a long-standing practice of making a significant portion of the target compensation to our named executives in the form of variable compensation that is performance-based. Variable compensation is tied to achievement of performance goals or stock price appreciation and includes elements such as annual incentive awards, stock options, performance-based stock awards, and long-term cash incentive awards. Over 76% of our CEO’s total compensation is variable and subject to performance factors.

•

Use of Long-Term Performance-Based Incentive Awards.  We have continued our use of long-term performance-based incentive awards as a significant portion of compensation for our executive officers. We believe such awards help to align our named executives’ interests with those of our shareholders by providing value only if pre-established, objective performance goals are met and time-based vesting requirements are met. In 2010, we granted long-term cash incentive awards rather than stock awards as a result of an insufficient number of shares available in our 2006 Incentive Plan.

•

Actively Managed “Burn Rate” for Equity Grants.  Our equity grants are made in a manner that gives consideration to their dilutive effect, and we maintain an equity grant “burn rate” that is significantly below our peers and industry group.

•	CEO Stock Ownership Guidelines. Our CEO is subject to a guideline to hold stock in the Company.

•	No Employment Agreements for a Fixed Term. Our named executive officers are employed pursuant to “at will” agreements, with no fixed terms.

•	No Severance Agreement with Our CEO. We have no agreement to pay severance to Lisa Harper, our CEO.

•

No Change-in-Control Benefits & No Tax Gross-Ups.  We do not provide change-in-control benefits to executives or any related tax gross-ups. Our only change-in-control arrangement, which applies to all equity award recipients, allows for accelerated vesting of equity awards in certain circumstances.

•

Use of an Independent Compensation Consultant.  Hay Group provides us independent advice on our compensation programs. Hay Group reports directly to the Compensation Committee and does not have any other consulting engagements with the Company.

We believe these practices, along with our pay-for-performance philosophy, combine to create a compensation program aligned with the interests of our shareholders.

Role of Management, Consultants & Others in Determining Compensation

All decisions regarding compensation of our named executive officers are made by our Board, based on the recommendations of the Compensation Committee. The Compensation Committee relies on our management to gather data helpful to its recommendations and relies on our CEO to evaluate the performance of executive officers who report to her and to make recommendations about their compensation. Our CEO may not, however, participate in or be present during any deliberations or determinations of our Board or Compensation Committee regarding her compensation. In addition, the Compensation Committee may engage the services of outside advisers, experts and others.

Our Compensation Committee uses the services of Hay Group to provide independent advice on current trends in compensation design, overall levels of compensation, the merits of using particular forms of compensation, the relative weightings of different compensation elements, the value of particular performance measures on which to base compensation, and how the Company should structure compensation in light of the limited number of shares available for grant under the 2006 Incentive Plan. In providing such advice, Hay Group also advises the committee as to the competitiveness of our executive compensation programs. Hay Group has been retained by and reports directly to the Compensation Committee and does not have any other consulting engagements with management or the Company.

Our Compensation Committee has given authority to a two-person committee, consisting of our CEO and at least one member of the Compensation Committee, to grant stock options to our employees who are not executive officers. The purpose of this delegation of authority is to enhance the flexibility of stock option administration and to facilitate the timely grant of options, particularly to new employees. Our Board reviews and ratifies these grants on a quarterly basis.

Use of Quantitative and Qualitative Measurements

We believe compensation should be based on objectively determinable factors, such as how well we have attained our net income goals, the operating income of our divisions, our earnings per share, comparisons to peer companies, stock price appreciation and other financial and operational metrics. We also believe compensation should also consider subjective factors, such as how well an individual supports and enhances our company culture, how well the individual helps us achieve our strategic goals, and their ability to support the other members of the Hot Topic team. The use of these factors, however, does not prevent the Board from adjusting compensation up or down if, after considering all of the circumstances, it believes total compensation can be structured to better serve our shareholders’ interests.

Benchmarking

While we do not use a specific formula to set pay in relation to our peers or general market data, when determining base salary, target annual bonus levels and target long-term incentive award values for our named executive officers, the Board considers survey data and compensation practices at peer companies. Generally, such comparisons are to compensation data of our peers published in their filed proxy statements and results of their financial performance reported in their other public reports. The Board also considered survey data from the Hay Group’s 2010 Retail Industry Survey (the “Hay Survey”). In selecting our peer group, we focus on companies that are similar to us in terms of industry, size and business characteristics. Generally, we consider our peers to be vertically integrated, specialty, softgoods companies with revenues between 50% and 250% of our revenues and who compete with us for talent as well as customers.

Our Compensation Committee compared our compensation with that of the following companies considered as a group (collectively the “Peer Group”):

Aéropostale, Inc. bebe stores, inc. The Buckle, Inc. Christopher & Banks Corporation	The Gymboree Corporation Kenneth Cole Productions, Inc. lululemon athletica inc. New York & Company, Inc. Pacific Sunwear of California, Inc.	rue21, inc. Urban Outfitters, Inc. The Wet Seal, Inc. Zumiez Inc.

Given the changes in management discussed below, comparisons to compensation practices of our Peer Group were not a material consideration in compensation decisions recently made by our Board. Rather, the Board focused primarily on how compensation would affect the retention of named executives material to the Company following the changes in senior management discussed below.

Changes in Senior Management

We recently announced the appointment of Lisa Harper as our CEO and the departure of three named executive officers: Elizabeth McLaughlin, our former CEO, Christopher Daniel, President of our Torrid division, and Amy Kocourek, our former Chief Merchandising Officer of our Hot Topic division.

In connection with her appointment as our Chief Executive Officer, we entered into an employment agreement with Lisa Harper, pursuant to which she will be entitled to an annual base salary of $500,000 and an annual living allowance of $120,000. She will not be eligible to participate in our Annual Bonus Plan with respect to fiscal year 2011. Ms. Harper was also granted two separate options to purchase 500,000 shares of our common stock. The first 500,000 share option is subject to two-year vesting in equal monthly installments. The second 500,000 share option vests in full if, prior to March 30, 2014, the weighted average per share closing price of the Company’s common stock for any 90 trading days equals or exceeds $11.54, an amount which is twice the closing price per share on the date the options were granted.

In connection with these changes to senior management of the Company, our Board of Directors approved the payment of retention bonuses to Gerald Cook and James McGinty in the amount of $600,000 and $400,000, respectively, to be paid on March 16, 2012, subject in each case to the executive officer’s continued employment with us through that date. The retention bonuses are in lieu of any bonus that the executive officers may be entitled to with respect to our 2011 Annual Bonus Plan. Our Board of Directors also approved an increase in Mr. Cook’s and Mr. McGinty’s annual base salaries to $600,000 and $500,000, respectively, and an increase from six months to twelve months of the period during which Mr. Cook and Mr. McGinty would receive severance and benefits continuation in the event their employment is involuntarily terminated by Hot Topic without cause.

Burn Rate

In administering our equity incentive programs, we consider the effect of equity grants on our “burn rate.” Over the last three years, we maintained an average equity award burn rate of 3.01%, which is below the three-year average annual burn rate of 4.11% for the Global Industry Classification Standards retailing group segmented within the Russell 3000. We calculate our burn rate by dividing new equity awards granted during each year (applying a multiplier of 2.0 to stock awards other than stock options) by the weighted average common shares outstanding during such year. Shares underlying performance-based equity awards are not included in our burn rate until the year in which such shares are vested and then only to the extent so vested.

Named Executive Officer Compensation

Compensation to our named executive officers consists of four elements: base salary, annual incentive awards, long-term incentive awards, and “other” compensation items (including perquisites, benefits and severance). We assess each of these elements independently from the other elements to ensure that the amount paid to each named executive officer for each compensation element is reasonable and we assess them collectively to ensure that compensation for each named executive officer is reasonable in its totality.

Distribution of Compensation

In determining the compensation level for each component of compensation for our named executive officers, we weight a greater proportion of total compensation toward performance-based components such as annual bonuses, which can increase or decrease to reflect changes in corporate and individual performance on an annual basis, and long-term compensation, which can reinforce management’s commitment to enhancing profitability and shareholder value over the long-term. Other factors we consider in determining the appropriate distribution of compensation include our named executive officer’s past and expected future contributions to the Company, the position of the named executive officer, the expense recognized by the Company for equity grants, internal pay equity, benchmarking against our Peer Group and limitations on the number of shares available for grant in our 2006 Incentive Plan.

A large percentage of our named executive officers’ total direct compensation (that is, total annual cash compensation plus the value of long-term incentives) is variable based on performance factors. We believe this type of variable compensation supports our pay-for-performance philosophy. For 2010, on average, 67.3% of our named executive officers’ target total direct compensation was variable, based on performance factors. For 2010, 73.8% of our former-CEO’s target total direct compensation was variable compensation that was performance-based. For our current CEO, Lisa Harper, 76.3% of her target total direct compensation is variable, based on performance factors.

The graphs below show the balance of the elements that comprised target total direct compensation for each named executive officer for fiscal 2010.

Base Salary

Base salaries are intended to provide a base level of compensation and are paid in recognition of the skills, experience and day-to-day contributions our named executive officers make to the Company. Salaries for our named executive officers are reviewed on an annual basis. In setting base salary, we consider the performance of the named executive officer, Company or division performance, tenure of the named executive officer, prior changes to the named executive officer’s compensation, internal equity and benchmarking against our Peer Group.

In fiscal year 2010, named executive officers did not receive an increase in their base salaries from fiscal year 2009.

Annual Incentive Awards

We provide annual incentive compensation to our named executive officers. Our annual incentive awards are designed to encourage our named executive officers to attain goals which can be measured and evaluated on an annual basis but which may not be immediately reflected in our stock price. We believe paying reasonably attainable performance-based incentives is consistent with our pay-for-performance philosophy. We have two types of annual incentive awards applicable to our named executive officers: annual cash incentive awards made pursuant to our Annual Bonus Plan and discretionary cash incentive awards.

Annual Bonus Plan

Our named executive officers participate in an annual cash incentive bonus plan (the “Annual Bonus Plan”) which provides them an opportunity to earn an annual cash bonus based on the attainment of certain pre-determined financial goals of the Company or, for certain named executive officers, of the division such named executive officer has responsibility over. The financial goals are established by the Board in the first quarter of the applicable fiscal year and range from a minimum (or threshold) level to a maximum level, with a target level in between. Under the Annual Bonus Plan, each named executive officer has a targeted bonus potential expressed as a percentage of salary. Notwithstanding such targets, our Board has discretion to reduce the size of any award if it believes the interests of our shareholders would be better served thereby. For fiscal year 2010, our named executive officer’s target bonus potential (as a percentage of their base salary) and the basis for determining attainment was as follows:

Named Executive Officer	Percentage of Base Salary	Basis of Determination
Elizabeth McLaughlin CEO and Director	100%	Net income for Hot Topic, Inc.

Gerald Cook Chief Operating Officer	75%	Net income for Hot Topic, Inc.

Christopher Daniel President, Torrid	75%	Torrid divisional operating income

James McGinty Chief Financial Officer	50%	Net income for Hot Topic, Inc.

Amy Kocourek Chief Merchandising Officer	50%	Hot Topic divisional operating income

For fiscal year 2010, the threshold, target and maximum Company net income targets for payouts of awards made pursuant to our Annual Bonus Plan based on such performance targets, the Company’s actual results and the percentage of the award payout earned thereby are as follows:

	Fiscal Year 2010 Net Income		Non-Equity Incentive (Bonus) Plan Percentage Payout
Threshold	$12.1 million		40%
Target	$17.3 million		100%
Maximum	$20.5 million		200%
Actual	($ 8.2 million	)	0%

As a result of the Company not achieving threshold levels of net income or divisional operating income in fiscal year 2010, we did not make any payouts from the Annual Bonus Plan.

Discretionary Bonus

Each of our named executive officers is eligible to receive a discretionary cash bonus based on their individual performance. For our named executive officers other than herself, our Board considers our CEO’s assessment of each officer’s performance, the performance of the division or departments the officer has responsibility for managing, the officer’s contribution to achievement of the Company’s financial and operational goals and strategic objectives, and the ability of the officer to lead and develop people within their areas of responsibility. For our CEO, the Board makes its own assessment of her performance and considers the factors used to evaluate the other executive officers.

For fiscal year 2010, the Board did not grant any discretionary bonuses to our named executive officers.

Long-Term Incentive Awards

We provide long-term incentive compensation to our named executive officers pursuant to our 2006 Incentive Plan. We believe that long-term incentive awards help to align the interests of our named executive officers with those of our shareholders, motivate them to create value in the Company over a longer term than annual incentive awards, and encourage our named executive officers to avoid taking excessive risks. We have three types of long-term incentive awards applicable to our named executive officers: stock options, performance-based stock awards, and long-term cash incentive awards.

In determining the aggregate amount of long-term incentive awards to grant each named executive officer, we consider the individual’s performance, the expense recognized by the Company for equity grants, the potential dilutive effect equity grants may have on existing shareholders, the number of shares available for grant in our 2006 Incentive Plan, comparisons to our Peer Group and, for our CEO, the accumulated wealth prior equity awards have created. In considering which type of equity grant to make our named executive officers, we consider the motivational effect each such award will have. While stock options motivate our named executive officers by providing more potential gain if our stock price increases, our performance-based stock awards more directly expose our named executive officers to the effects of a decrease in our stock price.

In 2010, our ability to grant equity awards was restricted by an insufficient number of shares available in our 2006 Incentive Plan. This restriction was partially overcome through the use of long-term, cash-based performance incentives.

Non-Qualified Stock Options

The Compensation Committee believes stock option grants are a useful tool to motivate our named executive officers to focus on overall corporate performance over the long-term and to align their interests with those of our shareholders. This occurs because our stock option grants provide economic value to our named executive officers only if our stock price increases from the date of the grant to the date the stock option is exercised. All of our stock option grants to our named executive officers are considered “non-qualified” for tax purposes, which generally provide a more favorable tax benefit to the Company than “incentive” stock options. Generally, 25% of the shares subject to our stock option grants vest one year from the effective date of grant and the remainder vest in equal quarterly installments over the 12 quarters thereafter. The options generally terminate ten years from the date of grant.

In fiscal year 2010, the Board granted stock options to our named executive officers as follows:

Named Executive Officer	Stock Options (# of shares)
Elizabeth McLaughlin	150,000
Gerald Cook	100,000
Christopher Daniel	75,000
James McGinty	75,000
Amy Kocourek	50,000

Performance-Based Stock Awards

Awards made pursuant to our performance-based stock plan (the “Performance-Based Stock Plan”) constitute a right to receive shares of our stock in the event the Company achieves operating income targets in the last year of a three-year performance period. Because the targets are set far in advance of the end of the performance periods and are set at levels that are difficult to attain, we believe these grants induce our named executive officers to focus on long-term cumulative growth. The number of shares that will vest as a result of awards made pursuant to our Performance-Based Stock Plan range from 0% to 200% of the original target award.

Our performance-based stock awards granted in 2008 were designed to be earned based on the Company achieving operating income targets in fiscal year 2010 which were not met. As a result, all such awards did not vest and were forfeited. Notwithstanding their termination, the threshold, target and maximum fiscal 2010 operating income targets required to be achieved by the Company for the performance share awards granted in 2008 to be earned, the Company’s actual fiscal year 2010 results, and the corresponding percentage of the award earned thereby are as follows:

	Operating Income		Percentage of Shares Earned
Threshold	$37.3 million		25%
Target	$46.3 million		100%
Maximum	$62.2 million		200%
Actual	($13.8 million	)	0%

Due to an insufficient number of shares available in our 2006 Incentive Plan, the Company did not grant any performance-based stock awards in fiscal year 2010.

Long-Term Cash Incentive Awards

In 2010, the Board established a long-term, cash incentive plan for our named executive officers (the “Long-Term Cash Incentive Plan”). The Board’s decision to establish the Long-Term Cash Incentive Plan was largely influenced by the lack of shares available for grant in the 2006 Incentive Plan. Payouts of awards made pursuant to our Long-Term Cash Incentive Plan will be calculated in a similar manner to payouts under our Annual Bonus Plan, except that the performance is measured on a cumulative basis over a two-year period. Because the performance goals are set far in advance of the end of the performance period and are set at a levels that are difficult to attain (that is, we believe the target level will be achieved less than 50% of the time), we believe these awards induce our named executive officers to focus on long-term cumulative growth. For awards made in fiscal year 2010, payouts will be paid only upon achievement of certain levels of cumulative net income in fiscal years 2010 and 2011. The performance targets under the Long-Term Cash Incentive Plan range from a target level to a maximum level, which is 200% of the target. There is no payout if the target level is not achieved. For fiscal year 2010, our named executive officer’s target payouts under the Long-Term Cash Incentive Plan are as follows:

Named Executive Officer	Target Payout
Elizabeth McLaughlin	$1,060,000
Gerald Cook	$500,000
Christopher Daniel	$425,000
James McGinty	$250,000
Amy Kocourek	$265,000

Other Compensation

Perquisites & Benefits

In fiscal 2010, we provided our named executive officers certain perquisites and benefits, generally at the same level and offering made available to other employees, including our 401(k) Plan, our Employee Stock Purchase Plan, health care plans, life insurance plans, and other welfare benefit programs. Each of our named executive officers was entitled to use company-leased automobiles, for which the Company paid certain maintenance and fuel costs. Each named executive officer also received supplemental disability insurance coverage and reimbursement of certain out-of-pocket medical expenses. Additionally, as an inducement to attract Ms. Kocourek to the Company, we agreed to pay up to $400,000 of her relocation expenses, a portion of which was paid in 2010.

Deferred Compensation Plan

In addition to the standard benefits offered all employees, our executive officers and other senior managers are eligible to participate in our non-qualified deferred compensation plan. The plan allows them to defer base salary and bonus income. The plan is unfunded and unsecured. For fiscal year 2010, to the extent they were ineligible to receive such contribution from participation in our 401(k) Plan, the Company contributed 50% of the first 4% of each participant’s eligible contributions into their deferred compensation plan account.

Other Compensation Policies

Stock Ownership Guidelines

We have stock ownership guidelines for our CEO. Under the guidelines, within three years of her appointment as our CEO, Ms. Harper should maintain a level of ownership of Company stock that has a value approximately equal to 150% of her base salary. While she was our CEO, Ms. McLaughlin held sufficient shares of Company stock to satisfy the stock ownership guidelines.

Description of Employment Agreements

We did not have an employment agreement with Ms. McLaughlin. We have entered into employment agreements with each of our other named executive officers. All of our named executive officers are employed on an at-will basis and none is employed under an employment agreement for a fixed term. We have also entered into indemnification agreements with each of our named executive officers.

Severance and Change of Control Payments

We do not have a severance agreement with Ms. Harper, our Chief Executive Officer. In March 2011, in connection with the changes to senior management of the company, our Board approved an increase from six months to twelve months of the period during which each of Mr. Cook and Mr. McGinty would receive severance and benefits continuation in the event his employment is involuntarily terminated by the Company without cause. In the event their employment is involuntarily terminated by the Company without cause prior to its payout, each of Mr. Cook and Mr. McGinty would receive a prorated portion of their retention bonus.

In connection with her resignation, we entered into a mutual separation agreement with Ms. McLaughlin, pursuant to which she will be entitled to continuation of her current annual base salary for a period of 15 months and continuation of her benefits for a period of 36 months following the termination of her employment, which will occur on June 24, 2011. In addition, the separation agreement provides that all Company stock options with an exercise price of $6.37 and $9.56 held by Ms. McLaughlin will continue to vest in accordance with their current terms through the date of her termination of employment, and the vesting of all Company stock options with an exercise price of $4.75 held by Ms. McLaughlin will accelerate in full on the date of termination of her employment. All other Company stock options and other equity awards held by Ms. McLaughlin terminated as of March 21, 2011.

In connection with his resignation, we entered into a mutual separation agreement with Mr. Daniel which provides continuation of his base salary and benefits for twelve months following his termination of employment on April 29, 2011.

In connection with her departure from the Company, we entered into a separation agreement with Ms. Kocourek which provides continuation of her base salary and benefits for six months following her termination of employment on March 28, 2011.

Section 162(m) Compliance

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of compensation paid to certain executive officers in excess of $1 million in a taxable year. Generally, compensation above $1 million may be deducted only if it is “performance-based compensation” within the meaning of the Internal Revenue Code. All of our awards made pursuant to the 2006 Incentive Plan are intended to meet the requirements for deductible performance-based compensation. However, our goal of preserving the deductibility of compensation is secondary in importance to achieving our compensation objectives. While we believe that we should be able to continue to manage our compensation programs so as to preserve the related federal income tax deductions, the Board retains discretion to grant compensation which would not qualify as “performance-based” or otherwise be deductible when it determines the importance of meeting our compensation objectives outweighs the potential loss of a tax deduction to the Company.

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended January 29, 2011.

Compensation Committee

W. Scott Hedrick, Chairman

Steven Becker

Andrew Schuon

Thomas Vellios

SUMMARY OF COMPENSATION

The following table sets forth in summary form information concerning the compensation that we paid during the fiscal year ended January 29, 2011, to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers. We refer to these executive officers in this proxy statement as the “named executive officers.”

SUMMARY COMPENSATION TABLE – FISCAL YEAR 2010

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non Equity Incentive Plan Compensation ($)	All Other Compensation ($) (4)	Total ($)
Elizabeth McLaughlin, Chief Executive Officer and Director	2010 2009 2008	850,000 821,154 700,000	— — 363,000	— 956,000 475,000	481,710 1,151,775 733,450	— — 637,000	36,265 31,266 14,940	1,367,975 2,960,195 2,923,390

Gerald Cook, Chief Operating Officer	2010 2009 2008	525,000 525,000 476,625	— — 141,687	— 239,000 104,500	321,140 460,710 154,020	— — 358,313	26,269 23,618 13,520	872,409 1,248,328 1,248,665

Christopher Daniel, President, Torrid	2010 2009 2008	450,000 447,654 435,667	— — 85,000	— 334,600 166,250	240,855 391,604 205,360	— 215,156 —	28,646 15,751 10,355	719,501 1,404,765 902,632

James McGinty, Chief Financial Officer	2010 2009 2008	400,000 400,000 368,625	— — 118,000	— 239,000 104,500	240,855 345,533 154,020	— — 182,000	23,297 34,284 12,795	664,152 1,018,817 939,940

Amy Kocourek, Chief Merchandising Officer	2010 2009	415,000 87,788	— 200,000	— 113,250	160,570 379,030	— —	360,687 59,928	936,257 839,996

(1)	As described above under the heading “Compensation Discussion & Analysis,” following the end of our last fiscal year we announced that three of our named executive officers, Elizabeth McLaughlin, Christopher Daniel, and Amy Kocourek, have left or will be leaving the Company pursuant to mutual separation agreements.

(2)	These amounts are computed in accordance with FASB ASC Topic 718, based on assumptions set forth in Note 3 to the Company’s financial statements filed with the SEC on Form 10-K on April 6, 2011, and in comparable financial statement notes filed with the SEC in previous Annual Reports on Form 10-K, excluding the effect of estimated forfeitures. The grant date fair value of each award reported for fiscal years 2009 and 2008 in this column, assuming the highest level of performance conditions was achieved, are as follows: for Ms. McLaughlin, $1,912,000 and $950,000, respectively; for Mr. Cook, $478,000 and $209,000, respectively; for Mr. Daniel, $669,200 and $332,500, respectively; for Mr. McGinty, $478,000 and $209,000, respectively; and for Ms. Kocourek, $453,000. On March 17, 2011, our Compensation Committee confirmed that the target goals for stock awards granted in fiscal 2008 had not been met. As a result, such awards terminated. In connection with their departure from the Company, the stock awards granted to Ms. McLaughlin and Ms. Kocourek terminated in March 2011.

(3)	These amounts are computed in accordance with FASB ASC Topic 718, based on assumptions set forth in Note 3 to the Company’s financial statements filed with the SEC on Form 10-K on April 6, 2011, and in comparable financial statement notes filed with the SEC in previous Annual Reports on Form 10-K, excluding the effect of estimated forfeitures. For Ms. McLaughlin, the 2008 amount includes $220,050 attributable to an option to purchase 100,000 shares of common stock granted in June 2008 which was cancelled in July 2008.

(4)	Amounts listed in this column include use of Company-leased vehicles (including gas and maintenance), out-of-pocket medical expense reimbursement, supplemental disability insurance, match on deferred compensation contributions, and, for Ms. Kocourek, relocation expense reimbursement in the amount of $240,761 and a related reimbursement for tax expenses of $102,551.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to the named executive officers in the fiscal year ended January 29, 2011.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2010

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
Elizabeth McLaughlin (3)	—	340,000	850,000	1,700,000
	3/17/10	1,060,000	1,060,000	2,120,000	150,000	6.37	481,710

Gerald Cook	—	157,500	393,750	787,500
	3/17/10	500,000	500,000	1,000,000	100,000	6.37	321,140

Christopher Daniel (4)	—	135,000	337,500	675,000
	3/17/10	425,000	425,000	850,000	75,000	6.37	240,855

James McGinty	—	80,000	200,000	400,000
	3/17/10	250,000	250,000	500,000	75,000	6.37	240,855

Amy Kocourek (5)	—	83,000	207,500	415,000
	3/17/10	265,000	265,000	530,000	50,000	6.37	160,570

(1)	The amounts shown in these columns represent the threshold, target and maximum payout levels under the Annual Bonus Plan and a Long-Term Cash Incentive Plan implemented in fiscal 2010. As no amounts under the Annual Bonus Plan or the Long-Term Cash Incentive Plan were earned in fiscal 2010, no amounts have been reported as compensation under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	The amounts are computed in accordance with FASB ASC Topic 718, based on assumptions set forth in Note 3 to the Company’s financial statements filed with the SEC on Form 10-K on April 6, 2011, excluding the effect of estimated forfeitures.

(3)	Pursuant to a mutual separation agreement between the Company and Ms. McLaughlin dated March 21, 2011, she will not be eligible to receive any Long-Term Cash Incentive Awards granted to her in fiscal 2010 and, if not previously exercised, all vested equity awards granted in fiscal 2010 will expire 120 days following her termination date of June 24, 2011.

(4)	Pursuant to a mutual separation agreement between the Company and Mr. Daniel dated January 26, 2011, he will not be eligible to receive any Long-Term Cash Awards granted to him in fiscal 2010 and, if not previously exercised, all vested equity awards granted in fiscal 2010 will expire 120 days following his termination date of April 29, 2011.

(5)	Pursuant to a mutual separation agreement between the Company and Ms. Kocourek dated April 6, 2011, she will not be eligible to receive any Long-Term Cash Awards granted to her in fiscal 2010 and, if not previously exercised, all vested equity awards granted in fiscal 2010 will expire on July 26, 2011.

As described above under the heading “Compensation Discussion and Analysis,” each of our named executive officers is employed “at will.” Our named executive officers have written employment agreements. Compensation for our named executive officers is performance-based, as we target that a larger portion of their compensation will be determined based on the performance of the Company and the individual and a lesser portion of their compensation will be fixed. For fiscal year 2010, we had two performance-based non-equity incentive plans: our Annual Bonus Plan and our Long-Term Cash Incentive Plan. For fiscal year 2010 we had one performance-based equity incentive plan: our Non-Qualified Stock Options, which are subject to our 2006 Incentive Plan.

Awards pursuant to our non-equity incentive plans generally provide for a cash payout only in the event certain pre-established financial targets are achieved by the Company. For fiscal year 2010, the Annual Bonus Plan targets were based on fiscal year 2010 Company net income and divisional operating income and the targets for our Long-Term Cash Incentive Plan were based on cumulative net income in fiscal years 2010 and 2011. Details of the plans are described above under the heading “Compensation Discussion and Analysis.” Payouts are generally only paid to our named executive officers who remain employed by the Company at the time of payment, which generally occurs in the first fiscal quarter following the end of the fiscal year.

Awards pursuant to our equity incentive plan consist of stock options (“Stock Options”). Our Stock Options generally expire ten years from the date of grant and vest over four years from the date of their grant, 25% after the first year and 6.25% each quarter thereafter. Details of these plans are described above under the heading “Compensation Discussion and Analysis.” As described more fully under the heading “Potential Payments Upon a Change of Control,” under certain circumstances the vesting of some or all of our equity awards to our named executive officers will be accelerated.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding all outstanding equity awards held by each of the named executive officers as of January 29, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2010

		Option Awards (1)				Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Elizabeth McLaughlin (3)	2/5/01 3/20/02 3/20/03 3/18/05 3/17/06 3/23/07 3/26/08 3/18/09 3/17/10	215,603 300,001 300,001 175,000 200,000 187,500 146,875 109,375 —	— — — — — 12,500 78,125 140,625 150,000	10.64 15.33 15.61 21.24 13.90 11.31 4.75 9.56 6.37	2/5/11 3/20/12 3/20/13 3/18/15 3/17/16 3/23/17 3/26/18 3/18/19 3/17/20	25,000 25,000 —	134,500 134,500 —

Gerald Cook	2/5/01 3/20/02 3/20/03 3/18/05 3/17/06 3/23/07 3/26/08 3/18/09 3/17/10	64,350 75,000 75,001 85,000 50,000 73,125 51,562 43,750 —	— — — — — 4,875 23,438 56,250 100,000	10.64 15.33 15.61 21.24 13.90 11.31 4.75 9.56 6.37	2/5/11 3/20/12 3/20/13 3/18/15 3/17/16 3/23/17 3/26/18 3/18/19 3/17/20	5,500 6,250 —	29,590 33,625 —

Christopher Daniel (4)	10/4/04 3/18/05 3/17/06 11/15/06 3/23/07 3/26/08 3/18/09 3/17/10	50,000 50,000 25,000 100,000 93,750 68,750 37,187 —	— — — — 6,250 31,250 47,183 75,000	17.19 21.24 13.90 10.87 11.31 4.75 9.56 6.37	10/4/14 3/18/15 3/17/16 11/15/16 3/23/17 3/26/18 3/18/19 3/17/20	8,750 8,750 —	47,075 47,075 —

James McGinty	3/6/01 3/20/02 3/20/03 3/18/05 3/17/06 3/23/07 3/26/08 3/18/09 3/17/10	46,250 45,000 45,001 60,000 45,000 70,312 51,562 32,812 —	— — — — — 4,688 23,438 42,188 75,000	10.31 15.33 15.61 21.24 13.90 11.31 4.75 9.56 6.37	3/6/11 3/20/12 3/20/13 3/18/15 3/17/16 3/23/17 3/26/18 3/18/19 3/17/20	5,500 6,250 —	29,590 33,625 —

Amy Kocourek (5)	11/2/09 3/17/10	25,000 —	75,000 50,000	7.55 6.37	11/2/19 3/17/20	7,500 —	40,350 —

(1)	Except as described in footnote 3 hereof, these options become exercisable over a four year period with 25% vesting one year from the date of grant and 6.25% of the remaining shares vesting quarterly thereafter.

(2)	Stock awards granted on March 26, 2008, were to be earned based on the Company achieving 2010 operating income targets. In March 2011, the Board confirmed that the performance goals for fiscal year 2010 had not been met, and therefore all such awards terminated. Stock awards granted on March 18, 2009, are earned based on the Company achieving 2011 operating income targets. Shares subject to stock awards remain unissued until they are earned and are only earned by named executive officers who remain continuously employed by the Company through the time the performance conditions are achieved.

(3)	Pursuant to a mutual separation agreement between the Company and Ms. McLaughlin dated March 21, 2011, all her stock awards and outstanding and exercisable options awards terminated effective as of March 21, 2011 with the exception of the option grants dated March 18, 2009 and March 17, 2010 which will continue to vest until her separation date, June 24, 2011, after which time she will have 120 days to exercise the vested portions of such grants. Her option grant dated March 26, 2008 will become fully vested on her separation date, after which time she will have 120 days to exercise such grant.

(4)	Pursuant to a mutual separation agreement between the Company and Mr. Daniel dated January 26, 2011, all stock awards will terminate effective as of April 29, 2011. Mr. Daniel’s outstanding option awards will continue to vest until his separation date, April 29, 2011, after which time he will have 120 days to exercise the vested portion of such grant.

(5)	Pursuant to a mutual separation agreement between the Company and Ms. Kocourek dated April 6, 2011, all stock awards terminated effective as of March 28, 2011. Ms. Kocourek’s vested option awards will be exercisable until July 26, 2011.

Option Exercises

The following table provides information regarding the number of shares of common stock acquired and the value realized pursuant to the exercise of stock options during fiscal 2010 by each of the named executive officers, to the extent applicable.

OPTION EXERCISES IN FISCAL 2010

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Elizabeth McLaughlin	25,000	83,750

Non-qualified Deferred Compensation Plan

The following table shows for the fiscal year ended January 29, 2011, information regarding non-qualified deferred compensation plans for the named executive officers.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL 2010

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (1) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Elizabeth McLaughlin	42,500	4,900	36,543	—	429,054
Gerald Cook	26,250	4,900	40,579	—	403,832
Christopher Daniel	45,000	4,900	9,433	—	259,639
James McGinty	40,000	4,900	56,636	—	308,285
Amy Kocourek	16,600	5,219	3,469	—	27,248

(1)	The contribution amounts reported as Executive Contributions are reported in the “Salary” column and the contribution amounts reported as Registrant Contributions are reported in the “All Other Compensation” column of the Summary Compensation Table. All amounts reported as Aggregate Balance were included in Summary Compensation Tables for previous years to the extent the named executive officer was named in such table and the amounts were so required to be reported in such tables.

Each of our named executive officers participates in our non-qualified deferred compensation plan. The plan allows them to defer up to 80% of their salary and up to 100% of their annual cash bonus. Commencing in fiscal year 2009, to the extent the participants were ineligible to receive such contributions from participation in our 401(k) Plan, the Company contributes 50% of the first 4% of each participant’s eligible contributions into their deferred compensation plan account. Participants are always 100% vested in their own contributions and the earnings thereon. Contributions to each participant’s account by the Company vest over three years from the participant’s date of hire. At the participant’s election, deferrals will generally be paid in lump sum or in annual installments of up to 15 years and participants may elect to commence payment either upon termination of employment, or a date specified at the time of initial deferral. Executive officers may also elect at the time of deferral to receive payment of their account balance in the event of a change of control of the Company. The plan is unfunded and unsecured. We have established a non-qualified grantor trust to hold amounts deferred under the plan. Earnings on the account of each participant are credited to such participant based on the performance of investment vehicles chosen by the participant from a selection offered to all plan participants and which are comprised of investment vehicles generally available to the public. Participants may elect to change the investment vehicles applicable to their accounts at any time.

Severance and Change of Control Agreements

Throughout most of fiscal 2010, our named executive officers with written employment agreements were entitled to severance in the event their employment with us terminated without “cause,” constituting six months of continued pay and health benefits (including as reimbursement for continuation of such benefits through payment of COBRA premiums). On January 26, 2011, we entered into a severance agreement with Mr. Daniel which will provide him twelve months of continued salary and benefits following his termination on April 29, 2011. The receipt of severance payments and continued benefits by each named executive officer is conditioned on each such named executive officer executing a release of liability in favor of the Company. Such named executive officers are also entitled to receipt of the vested balances of their deferred compensation accounts and immediate vesting of all of their unvested stock options in the event of a “change in control.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

AT THE END OF FISCAL YEAR 2010

Name	Benefit	Termination Without Cause ($)	Change in Control (1) ($)
Gerald Cook	Cash Severance	262,500	—
	Benefits Continuation	7,062	—
	Option Acceleration	—	14,766

Christopher Daniel	Cash Severance	225,000	—
	Benefits Continuation	6,991	—
	Option Acceleration	—	19,688

James McGinty	Cash Severance	200,000	—
	Benefits Continuation	7,062	—
	Option Acceleration	—	14,766

Amy Kocourek	Cash Severance	207,500	—
	Benefits Continuation	7,062	—
	Option Acceleration	—	—

(1)	These amounts represent the difference between the market price of our common stock on January 28, 2011 (the last trading day of fiscal 2010) and the exercise price of the options which would become exercisable upon a “change of control” to the extent the market price exceeded the exercise price.

Equity Compensation Plan Information

The following table provides certain information as of January 29, 2011, with respect to all of our equity compensation plans in effect on that date.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders (1)	7,052,417	11.75	1,438,477

(1)	Includes securities granted pursuant to our 2006 Incentive Plan, our 1996 Non-Employee Directors’ Stock Option Plan, our Employee Stock Purchase Plan, and our 1996 Equity Incentive Plan, approved by our shareholders in 1996. The shares reported in column (c) include 801,404 shares attributable to our Employee Stock Purchase Plan.

OTHER MATTERS

Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ James McGinty

James McGinty

Secretary

City of Industry, California

April 28, 2011

A copy of our Annual Report on Form 10-K for the fiscal year ended January 29, 2011 filed with the SEC on April 6, 2011 is available without charge upon written request to: Corporate Secretary, Hot Topic, Inc., 18305 E. San Jose Avenue, City of Industry, California 91748.

Appendix A

HOT TOPIC, INC.

2006 EQUITY INCENTIVE PLAN

APPROVED BY BOARD: MARCH 17, 2006

APPROVED BY SHAREHOLDERS: JUNE 13, 2006

AMENDMENT APPROVED BY BOARD: MARCH 23, 2007

TERMINATION DATE: MARCH 16, 2016

1. GENERAL.

(a) Successor to and Continuation of Prior Plan. This Plan was adopted by the Board on the Adoption Date to be effective on the Effective Date. The Plan is intended as the successor to and continuation of the Company’s 1996 Equity Incentive Plan (the “Prior Plan”). Following the Effective Date of this Plan, no additional stock awards shall be granted under the Prior Plan. Any shares remaining available for issuance under the Prior Plan as of the Effective Date shall be included in the share reserve of this Plan as provided in Section 3 hereof and available for issuance pursuant to Stock Awards granted hereunder. All outstanding stock awards granted under the Prior Plan shall remain subject to the terms of the Prior Plan, except that the Board may elect to extend one or more of the features of this Plan to stock awards granted under the Prior Plan. Any shares subject to outstanding stock awards granted under the Prior Plan that expire or terminate for any reason prior to exercise or settlement shall be added to the share reserve of this Plan and become available for issuance pursuant to Stock Awards granted hereunder. All Stock Awards granted subsequent to the Effective Date of this Plan shall be subject to the terms of this Plan.

(b) Eligible Award Recipients. The persons eligible to receive Awards are Employees, Directors and Consultants.

(c) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Stock Appreciation Rights, (vi) Performance Stock Awards, (vii) Performance Cash Awards and (viii) Other Stock Awards.

(d) General Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2. ADMINISTRATION.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; and (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which a Stock Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v) To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi) To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under 409A of the Code and/or to bring the Plan or Stock Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, stockholder approval shall be required for any amendment of the Plan that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive Awards under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of Awards available for issuance under the Plan, but only to the extent required by applicable law or listing requirements. Except as provided herein, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

(vii) To submit any amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (i) Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (ii) Section 422 of the Code regarding Incentive Stock Options, or (iii) Rule 16b-3.

(viii) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards or stock awards granted under the Prior Plan, including, but not limited to, amendments to provide terms more favorable than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, the rights under any Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one or more Awards if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Code Section 409A and the related guidance thereunder.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance. In the sole discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (A) delegate to a Committee of Directors who need not be Outside Directors the authority to grant Awards to eligible persons who are either (I) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (II) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (B) delegate to a Committee of Directors who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(e) Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee shall have the authority to: (i) reprice any outstanding Stock Awards under the Plan, or (ii) cancel and re-grant any outstanding Stock Awards under the Plan, unless the shareholders of the Company have approved such an action within twelve (12) months prior to such an event.

(f) Arbitration. Any dispute or claim concerning any Stock Awards granted (or not granted) pursuant to the Plan or any disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding and confidential arbitration conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association in Los Angeles County, California. The Company shall pay all arbitration fees. In addition to any other relief, the arbitrator may award to the prevailing party recovery of its attorneys’ fees and costs. By accepting a Stock Award, Participants and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.

3. SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to the provisions of Section 9 relating to adjustments upon changes in stock, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards after the Effective Date shall consist of the sum of (i) the number of unallocated shares remaining available for issuance under the Prior Plan as of the Effective Date, (ii) an additional two million three hundred fifty thousand (2,350,000) shares to be approved by the shareholders at the 2006 Annual meeting as part of the approval of this Plan and (iii) the number of shares added to the reserve pursuant to Section 3(b) (the “Share Reserve”). Subject to Section 3(c), the number of shares available for issuance under the Plan shall be reduced by: (i) one (1) share for each share of Common Stock issued pursuant to (A) an Option granted under Section 5, or (B) a Stock Appreciation Right granted under Section 6(c); and (ii) one and five tenths (1.5) shares for each share of Common Stock issued pursuant to a Restricted Stock Award granted under Section 6(a), Restricted Stock Unit Award granted under Section 6(b), Performance Stock Award granted under Section 6(d)(i), or Other Stock Award granted under Section 6(e). Shares may be issued in connection with a merger or acquisition as permitted by NASD Rule 4350(i)(1)(A)(iii) or, if applicable, NYSE Listed Company Manual Section 303A.08, or AMEX Company Guide Section 711 and such issuance shall not reduce the number of shares available for issuance under the Plan.

(b) Additions to Share Reserve. The share reserve under the Plan shall also be increased from time to time by a number of shares equal to the number of shares of Common Stock that (i) are issuable pursuant to options or stock awards outstanding under the Prior Plan as of the Effective Date of the Plan and (ii) but for this provision, would otherwise have reverted to the share reserve of the Prior Plan pursuant to the provisions thereof.

(c) Reversion of Shares to the Share Reserve.

(i) Shares Available For Subsequent Issuance. If any (i) Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, (ii) shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited to or repurchased by the Company pursuant to the Company’s reacquisition or repurchase rights under the Plan, including any forfeiture or repurchase caused by the failure to meet a contingency or condition required for the vesting of such shares, or (iii) Stock Award is settled in cash, then the shares of Common Stock not issued under such Stock Award, or forfeited to or repurchased by the

Company, shall revert to and again become available for issuance under the Plan. To the extent there is issued a share of Common Stock pursuant to a Stock Award that counted as one and five tenths (1.5) shares against the number of shares available for issuance under the Plan pursuant to Section 3(a) and such share of Common Stock again becomes available for issuance under the Plan pursuant to this Section 3(c)(i), then the number of shares of Common Stock available for issuance under the Plan shall increase by one and five tenths (1.5) shares.

(ii) Shares Not Available for Subsequent Issuance. If any shares subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”) or an appreciation distribution in respect of a Stock Appreciation Right is paid in shares of Common Stock, the number of shares subject to the Stock Award that are not delivered to the Participant shall not remain available for subsequent issuance under the Plan. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld in satisfaction of the withholding of taxes incurred in connection with the exercise of an Option, Stock Appreciation Right, or the issuance of shares under a Restricted Stock Award or Restricted Stock Unit Award, the number of shares that are not delivered to the Participant shall not remain available for subsequent issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering shares of Common Stock held by the Participant (either by actual delivery or attestation), then the number of shares so tendered shall not remain available for subsequent issuance under the Plan.

(d) Incentive Stock Option Limit. Notwithstanding anything to the contrary in this Section 3, subject to the provisions of Section 9(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be the number of shares of Common Stock in the Share Reserve.

(e) Section 162(m) Limitation on Annual Grants. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted during any calendar year Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Stock Award is granted covering more than One Million Eight Hundred Thousand (1,800,000) shares of Common Stock.

(f) Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the market or otherwise.

4. ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a parent corporation or subsidiary corporation (as such terms are defined in Code Sections 424(e) and (f)). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Consultants. A Consultant shall be eligible for the grant of a Stock Award only if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is a natural person, or because of any other rule governing the use of Form S-8.

5. OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an

Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 4(b) regarding Ten Percent Shareholders, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement.

(b) Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Shareholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code (whether or not such Options are Incentive Stock Options).

(c) Consideration. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 5(c) are:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v) in any other form of legal consideration that may be acceptable to the Board.

(d) Transferability of Options. The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i) Restrictions on Transfer. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option in a manner consistent with applicable tax and securities laws upon the Optionholder’s request.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order; provided, however, that an Incentive Stock Option may be deemed to be a Nonqualified Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(e) Vesting Generally. The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 5(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(f) Termination of Continuous Service. Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that an Optionholder’s Continuous Service terminates (other than for Cause or upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date ninety (90) days or one hundred twenty (120) days, in the case of an Incentive Stock Option or a Nonstatutory Stock Option, respectively, following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(g) Extension of Termination Date. An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than for Cause or upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the applicable period of time after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(h) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i) Death of Optionholder. In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(j) Termination for Cause. Except as explicitly provided otherwise in an Optionholder’s Option Agreement, in the event that an Optionholder’s Continuous Service is terminated for Cause, the Option shall terminate upon the termination date of such Optionholder’s Continuous Service, and the Optionholder shall be prohibited from exercising his or her Option from and after the time of such termination of Continuous Service.

(k) Non-Exempt Employees. No Option granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

6. PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a) Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical, provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Award may be awarded in consideration for (A) past services actually rendered to the Company or an Affiliate, or (B) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting. Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board. Generally, except for Restricted Stock Awards (x) granted to Non-Employee Directors, or (y) that vest based on the satisfaction of Performance Goals, no Restricted Stock Award shall vest at a rate more favorable to the Participant than over a three (3)-year period (or, for a newly-hired Employee, over a one (1)-year period) measured from the date of grant (or the date of hire for newly-hired Employees) except in the event of death or Disability, upon a Corporate Transaction in which such Restricted Stock Award is not assumed or continued, or upon a Change in Control.

(iii) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical, provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate. Generally, except for Restricted Stock Unit Awards (x) granted to Non-Employee Directors, or (y) that vest based on the satisfaction of Performance Goals, no Restricted Stock Unit Award shall vest at a rate more favorable to the Participant than over a three (3)-year period (or, for a newly-hired Employee, over a one (1)-year period) measured from the date of grant (or the date of hire for newly-hired Employees) except in the event of death or Disability, upon a Corporate Transaction in which such Restricted Stock Unit Award is not assumed or continued, or upon a Change in Control.

(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vii) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award. For example, such restrictions may include, without limitation, a requirement that any Common Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

(c) Stock Appreciation Rights. Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Term. No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Appreciation Right Agreement.

(ii) Strike Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The strike price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii) Calculation of Appreciation. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of share of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right.

(iv) Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(v) Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vi) Payment. The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vii) Termination of Continuous Service. In the event that a Participant’s Continuous Service terminates (other than for Cause), the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (A) the date one hundred twenty (120) days following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(viii) Termination for Cause. Except as explicitly provided otherwise in an Participant’s Stock Appreciation Right Agreement, in the event that a Participant’s Continuous Service is terminated for Cause, the Stock Appreciation Right shall terminate upon the termination date of such Participant’s Continuous Service, and the Participant shall be prohibited from exercising his or her Stock Appreciation Right from and after the time of such termination of Continuous Service.

(ix) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Stock Appreciation Rights will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. For example, such restrictions may include, without limitation, a requirement that a Stock Appreciation Right that is to be paid wholly or partly in cash must be exercised and paid in accordance with a fixed pre-determined schedule.

(d) Performance Awards.

(i) Performance Stock Awards. A Performance Stock Award is a Stock Award that may be granted, may vest, or may be exercised based upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum benefit to be received by any Participant in any calendar year attributable to Stock Awards described in this Section 6(d)(i) shall not exceed the value of One Million Eight Hundred Thousand (1,800,000) shares of Common Stock. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii) Performance Cash Awards. A Performance Cash Award is a cash award that may be granted upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum benefit to be received by any Participant in any calendar year attributable to cash awards described in this Section 6(d)(ii) shall not exceed five million dollars ($5,000,000). The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that Common Stock authorized under this Plan may be used in payment of Performance Cash Awards, including additional shares in excess of the Performance Cash Award as an inducement to hold shares of Common Stock.

(e) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards. Generally, except for Other Stock Awards (x) granted to Non-Employee Directors, or (y) that vest based on the satisfaction of Performance Goals, no Other Stock Award shall vest at a rate more favorable to the Participant than over a three (3)-year period (or, for a newly-hired Employee, over a one (1)-year period) measured from the date of grant (or the date of hire for newly-hired Employees) except in the event of death or Disability, upon a Corporate Transaction in which such Other Stock Award is not assumed or continued, or upon a Change in Control.

7. COVENANTS OF THE COMPANY.

(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

(c) No Obligation to Notify. The Company shall have no duty or obligation to any holder of a Stock Award to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8. MISCELLANEOUS.

(a) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c) Shareholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has exercised the Stock Award pursuant to its terms and the Participant shall not be deemed to be a stockholder of record until the issuance of the Common Stock pursuant to such exercise has been entered into the books and records of the Company.

(d) No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or in connection with any Award granted pursuant to the Plan shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (x) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (y) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(g) Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; or (iv) by such other method as may be set forth in the Stock Award Agreement.

(h) Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(i) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee. The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j) Compliance with 409A. To the extent that the Board determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Board determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (1) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (2) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

9. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(d), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 3(e) and 6(d)(i), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b) Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the holder of the Stock Award or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i) Stock Awards May Be Assumed. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the shareholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 2.

(ii) Stock Awards Held by Current Participants. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii) Stock Awards Held by Persons other than Current Participants. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of any Stock Award that is not exercised prior to such effective time but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (B) any exercise price payable by such holder in connection with such exercise.

(v) Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

10. TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. Unless sooner terminated by the Board pursuant to Section 2, the Plan shall automatically terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the shareholders of the Company, whichever is earlier. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11. EFFECTIVE DATE OF PLAN.

This Plan shall become effective on the Effective Date. Prior to the Effective Date, the Prior Plan is unaffected by the Plan, and Stock Awards shall continue to be granted from the Prior Plan. If the Plan has not been approved by the stockholders of the Company by the first anniversary of the Adoption Date, the adoption of the Plan shall be null and void and the Prior Plan shall continue unaffected by the adoption of the Plan. If the Plan is so approved, (i) the Prior Plan shall be deemed merged into the Plan and to cease its separate existence and (ii) outstanding options and other awards granted pursuant to the Prior Plan shall automatically become Stock Awards. Notwithstanding that the Prior Plan is merged into the Plan, the terms of the Prior Plan shall continue to govern any Stock Awards granted prior to the Effective Date.

12. CHOICE OF LAW.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

13. DEFINITIONS. As used in the Plan, the definitions contained in this Section 13 shall apply to the capitalized terms indicated below:

(a) “Adoption Date” means March 17, 2006 the date the Plan was adopted by the Board.

(b) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Award” means a Stock Award or a Performance Cash Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company. Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(f) “Cause” means with respect to a Participant, the occurrence of any of the following events, or that of any of its Subsidiaries: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated by reason of dismissal without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(g) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the shareholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; (provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board).

For the avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

The Board may, in its sole discretion and without Participant consent, amend the definition of Change in Control to conform to the definition of Change of Control under Section 409A of the Code, as amended, and the Treasury Department or Internal Revenue Service Regulations or Guidance issued thereunder.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Committee” means a committee of two (2) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(j) “Common Stock” means the common stock of the Company.

(k) “Company” means Hot Topic, Inc., a California corporation.

(l) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(m) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(n) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(o) “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code and the regulations promulgated thereunder.

(p) “Director” means a member of the Board.

(q) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code.

(r) “Effective Date” means the effective date of this Plan, which is the date of the annual meeting of stockholders of the Company held in 2006, provided that this Plan is approved by the Company’s stockholders at such meeting.

(s) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(t) “Entity” means a corporation, partnership, limited liability company or other entity.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date of the Plan as set forth in Section 11, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(w) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported, and in each case rounded up where necessary to the nearest whole cent) as quoted on such exchange (or the exchange with the greatest volume of trading in the Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid, if no sales were reported) for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price (or closing bid, if no sales were reported) on the last preceding date for which such quotation exists.

(ii) In the absence of such listing for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.

(x) “Incentive Stock Option” means an Option that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(y) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(z) “Nonstatutory Stock Option” means any Option that does not qualify as an Incentive Stock Option.

(aa) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(bb) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(cc) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(dd) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if permitted under the terms of this Plan, such other person who holds an outstanding Option.

(ee) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(ff) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(gg) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(hh) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ii) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(jj) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(d)(ii).

(kk) “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total shareholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii) shareholders’ equity; (xxviii) comparable store sales; (xxix) merchandise margin; and (xxx) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(ll) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any Award, the Board is authorized to determine whether, when calculating the attainment of Performance Goals for a Performance Period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

(mm) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(nn) “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(d)(i).

(oo) “Plan” means this Hot Topic, Inc. 2006 Equity Incentive Plan.

(pp) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(qq) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(rr) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(ss) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(tt) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(uu) “Securities Act” means the Securities Act of 1933, as amended.

(vv) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 6(c).

(ww) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(xx) “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(yy) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(zz) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(aaa) “Ten Percent Shareholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

HOT TOPIC, INC.

ANNUAL MEETING OF SHAREHOLDERS

June 7, 2011

8:30 a.m.

18305 E. San Jose Avenue

City of Industry, CA 91748

Hot Topic, Inc.
18305 E. San Jose Avenue
City of Industry, CA 91748	PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders of Hot Topic, Inc. (the “Company”) on June 7, 2011.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted for Items 1, 2, 3 and 4 and for every “1 Year” for Item 5.

By signing the proxy, you revoke all prior proxies and appoint James McGinty and Lisa Harper, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Shareholders of the Company and all adjournments.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4, and for every 1 YEAR for Item 5.

1.	To elect the nominees below as directors to hold office until the Company’s 2012 Annual Meeting of Shareholders.

	01	Steven Becker	☐	Vote FOR all Nominees (except as marked)	☐ Vote WITHHELD from all Nominees
	02	Evelyn D’An
	03	Matthew Drapkin
	04	Lisa Harper
	05	W. Scott Hedrick
	06	Bruce Quinnell
	07	Andrew Schuon
	08	Thomas Vellios

(Instructions: To withhold authority to vote for any indicated nominee, write the number next to the name(s) of such nominee(s) in the box provided to the right.)

2.	To ratify the selection by the Audit Committee of the Company’s Board of Directors of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending January 28, 2012.			☐ For ☐ Against ☐ Abstain

3.	To reapprove the Internal Revenue Code Section 162(m) performance criteria of the Company’s 2006 Equity Incentive Plan so that performance-based compensation paid thereunder will continue to be deductible by the Company for federal income tax purposes.			☐ For ☐ Against ☐ Abstain

4.	To approve, on a non-binding and advisory basis, the compensation of the Company’s named executive officers.			☐ For ☐ Against ☐ Abstain

5.	To approve, on a non-binding and advisory basis, the frequency of advisory votes by shareholders on the compensation of the Company’s named executive officers.			☐ 1 Year ☐ 2 Years ☐ 3Years ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4, AND FOR EVERY 1 YEAR FOR ITEM 5.

Address change? Mark Box ☐ Indicate changes below:	Date:

Signature(s):

Name of Shareholder:

Note: Please sign exactly as your name(s) appear on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include their title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.